                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------
                            SCHEDULE 14A INFORMATION

                             ----------------------
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


                             ----------------------

                               AMENDMENT NO. 4 TO
                            PRELIMINARY SCHEDULE 14A
                             ON SCHEDULE PRER14A/A-4

                             ----------------------


Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/X/Preliminary Proxy Statement
/ /Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))
/ /Definitive Proxy Statement
/ /Definitive Additional Materials
/ /Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         COMPREHENSIVE CARE CORPORATION
                (Name of Registrant as Specified in its Charter)

                         COMPREHENSIVE CARE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
22(a)(2) of Schedule 14A.
/ /$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/X/Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1. Title of each class of securities to which transaction applies:
   7 1/2% Convertible Subordinated Debentures Due April 15, 2010

2. Aggregate number of securities to which transaction applies: $9,538,000 in principal amount of Debentures

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purpose of calculating the filing fee, pursuant to Rules 0-11(a)(4) and 0-11(b)(2), equal to one-fiftieth (1/50th) of one percent of the market value of the maximum amount of Debentures to be acquired by the Issuer (the "Transaction Value"). The average of the bid and asked prices of the Debentures as of a trading date within the five trading days prior to the date of this filing by the Issuer, was not known or reasonably available. The Issuer has an accumulated capital deficit, thereby calculating this filing fee based on one-third of the $9,538,000 outstanding principal amount of Debentures as provided in Rule 0-11(a)(4).

4. Proposed maximum aggregate value of transaction:
   $3,179,333 in principal amount of Debentures

/X/Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.Amount Previously Paid:
$6,358.67
2.Form, Schedule or Registration Statement No.:
SC13E4: FILE NO. 005-19482
3.Filing Party:
COMPREHENSIVE CARE CORPORATION
4.Date Filed:
SEPTEMBER 14, 1995

                                 [COMPCARE LOGO]



                                 October 8, 1996



Dear Holders of Comprehensive Care Corporation's 7 1/2% Convertible Subordinated Debentures Due April 15, 2010:

    On behalf of the Board of Directors and Management of your Company, I respectfully request that each of you, as holders of the Company's 7 1/2% Convertible Subordinated Debentures due April 15, 2010 (the "Securities" or "Debentures"), currently due and payable in full on account of acceleration, consent in writing ("Consent") to the actions described in the accompanying Debenture Consent Solicitation Statement. The principal purpose of the Consents is to facilitate the exchange or reinstatement of the Company's outstanding Debentures, which have been in default since the Company failed to make interest payments commencing October 17, 1994, under the proposals RECOMMENDED BY MANAGEMENT to (1) rescind the existing acceleration of payments due under the Debentures; (2) waive any Events of Default and other defaults under the Indenture or the Debentures (other than nonpayment of any principal or interest due) that exist at the time of the Company's payment of default interest, and the interest payable on it (the "Default Interest Payment Date") if the same occurs within 30 calendar days after the termination of the Consent Solicitation Period; (3) instruct the Trustee not to pursue remedies otherwise available on account of defaults or existing Events of Default during the Consent Solicitation Period and 30 calendar days thereafter; and (4) consent to the waiver of a notice provision in the Indenture under which the Debentures were issued relating to the cancellation of sinking fund payment obligations. The enclosed Debenture Consent Solicitation Statement explains in more detail the reasons for, and the effects of, your Consent to the proposals recommended by the Board of Directors and Management. Please read the Statement carefully. Your Consent to the proposals is critical to your Company. A Consent Card is enclosed for the purpose of giving Consent.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE PROPOSED ACTIONS AND REQUESTS THAT THE DEBENTUREHOLDERS CONSENT TO EACH OF PROPOSALS (1), (2), (3) AND (4).

    YOUR CONSENT IS IMPORTANT. Consents of the holders of at least a majority in principal amount of the outstanding Debentures are necessary to approve and adopt each of Proposals (1) and (3). Consent of at least 66 2/3% in principal amount of the outstanding Debentures is necessary to approve and adopt each of Proposals (2) and (4).


    The Board of Directors is hopeful that a rescission of acceleration of the Securities will help position the Company for a more successful long-term future. Please SIGN, DATE and MAIL the enclosed Consent Card as soon as possible in the enclosed prepaid envelope. Your consent may be withdrawn as to each of the Proposals at any time prior to the close of business on October 30, 1996 or thereafter until the Company's receipt of Consents sufficient to approve the Proposal or any earlier termination of the Consent Solicitation Period. Your prompt cooperation will be greatly appreciated.



                                          Sincerely,

                                          Chriss W. Street
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                         COMPREHENSIVE CARE CORPORATION
                    NOTICE OF DEBENTURE CONSENT SOLICITATION

TO THE DEBENTUREHOLDERS:

    The Board of Directors of Comprehensive Care Corporation (the "Company") hereby requests your consent in writing for the following purposes as described in the accompanying Debenture Consent Solicitation Statement:



    1. Proposal No. 1, to consent to rescind the acceleration, and to notify First Trust of California, National Association, as successor to Bank of America National Trust and Savings Association (the "Trustee"), of a rescission of the acceleration, of all principal and interest due under the Company's 7 1/2% Convertible Subordinated Debentures Due April 15, 2010 (the "Debentures"), and all of the effects thereof.

    2. Proposal No. 2, to consent to waive, and to notify the Trustee of a waiver of, any Events of Default and other defaults under the Indenture or the Debentures (other than nonpayment of any principal or interest due) that exist at the time, if any, when the Company's consummation of the Exchange and the rescission of the Acceleration results in termination of the Consent Solicitation Period.

    3. Proposal No. 3, to consent to instruct the Trustee not to pursue any remedy available at law or in equity upon anything less than future directions given by a majority in outstanding principal amount of Debentures during the period ending at the close of business on November 29, 1996.

    4. Proposal No. 4, to consent to the waiver of an Event of Default that arises under a notice provision in the Indenture dated April 25, 1985 (the "Indenture") between the Company and the Trustee relating to the Company's cancellation of a sinking fund payment obligation and to waive any claim to receive the sinking fund installment payment that purportedly was due April 15, 1996.



    MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND YOUR CONSENT AND APPROVAL IN ORDER TO FACILITATE THE DEFAULT INTEREST PAYMENT DESCRIBED IN THE ATTACHED DEBENTURE CONSENT SOLICITATION STATEMENT.

    Each registered Debentureholder is urged to SIGN, DATE and MAIL the enclosed Consent Card as promptly as possible. Only Debentureholders, as registered on the Registrar's List of Debentureholders, are entitled to Consent. The broker or other nominee holding Debentures in "street name" for a beneficial holder will seek instruction from the beneficial holder and will Consent on behalf of a beneficial holder, if appropriately instructed.

                                         By Order of the Board of Directors,

                                         Kerri Ruppert
                                         Senior Vice President, Secretary/
                                         Treasurer and Chief Financial Officer


October 8, 1996

Corona del Mar, California



                            YOUR CONSENT IS IMPORTANT

TO ENSURE EVERY CONSENT BEING COUNTED, ANY REGISTERED HOLDERS ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT CARD AS PROMPTLY AS POSSIBLE AND TO MAIL IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE TO FIRST TRUST OF CALIFORNIA, NATIONAL ASSOCIATION, 180 E. FIFTH STREET, SUITE 200, ST. PAUL, MINNESOTA 55101.

ANY BENEFICIAL HOLDERS (OF DEBENTURES REGISTERED IN A BROKER'S OR OTHER NOMINEE'S NAME) SHOULD PROVIDE A COMPLETE, SIGNED AND DATED CONSENT CARD DIRECTLY TO THE BROKER OR OTHER NOMINEE WHO ACTS AS THE REGISTERED HOLDER, AND THE REGISTERED NOMINEE HOLDER SHOULD IN TURN COMPLETE, SIGN AND DATE A CONSENT CARD AND SEND IT TO THE TRUSTEE AT THE ADDRESS ABOVE.

                                TABLE OF CONTENTS

                                                                                          PAGE
DEBENTURE CONSENT SOLICITATION STATEMENT...................................................  1
         GENERAL  .........................................................................  1
         REQUIRED VOTE OR CONSENT..........................................................  1
         RECORD DATE.......................................................................  2
         CONSENTS AND TRANSFERS............................................................  2
         CONSENTS AND TENDERS..............................................................  2
         CONSENT SOLICITATION PERIOD.......................................................  2
         REVOCABILITY OF CONSENTS..........................................................  3
         VOTING OR CONSENTING..............................................................  3
         INFORMATION AND SOLICITATION......................................................  3
         INTENTIONS OF THE COMPANY IF PROPOSALS NO. 2, NO. 3 AND NO. 4 NOT
                  APPROVED.................................................................  4
         BOARD OF DIRECTORS' DISCRETION AND RESERVATION OF RIGHTS..........................  4
         NO DISSENTERS' RIGHTS.............................................................  5
         CONSENTS EXPECTED.................................................................  5
SPECIAL RISK FACTORS.......................................................................  5
         IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND
                  ASSOCIATED RISKS.........................................................  5
         EFFECTS OF REINSTATING NON-DEFAULT STATUS.........................................  6
         SUMMARY COMPARISON OF TERMS OF DEBENTURES WITH AND WITHOUT
                  ACCELERATION.............................................................  8
         POTENTIAL EFFECTS OF SENIOR DEBT..................................................  9
         POTENTIAL EFFECTS OF FAILURE TO RESCIND ACCELERATION..............................  9
         ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN; EXPLANATORY
                  PARAGRAPH IN AUDITORS' REPORT............................................ 10
         PRIORITIES OF SECURITIES AND OTHER RELATED CONSIDERATIONS RELATING
                  TO ANY FUTURE BANKRUPTCY OF THE COMPANY.................................. 10
                  DEBT CLAIMS VS. EQUITY INTERESTS......................................... 10
                  AVOIDABLE PREFERENCES.................................................... 12
         POTENTIAL TO BE SUBJECTED TO AUTOMATIC BANKRUPTCY STAY............................ 12
                  PROHIBITIONS ON PAYMENT TO DEBENTUREHOLDERS.............................. 14
                  FRAUDULENT CONVEYANCES................................................... 14
         DETERMINATION OF TERMS OF EXCHANGE OFFER.......................................... 15
         HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF
                  FUTURE PROFITABILITY..................................................... 15
         ADDITIONAL RISK FACTORS WITH RESPECT TO HOLDERS OF DEBENTURES NOT
                  TENDERED IN THE EXCHANGE OFFER........................................... 16
                  SUBORDINATION............................................................ 16
                  REDEMPTION; MATURITY..................................................... 16
                  SPORADIC TRADING......................................................... 16
                  CONVERSION PRICE FAR ABOVE SHARE PRICES.................................. 16
         NEED FOR ADDITIONAL FUNDS; UNCERTAINTY OF FUTURE FUNDING.......................... 16
         DISPOSITION OF ASSETS............................................................. 17
         INVOLUNTARY BANKRUPTCY PETITION; ACCELERATION OF INDEBTEDNESS..................... 18
         TAX MATTERS....................................................................... 18

THE PROPOSALS.............................................................................. 20
         PROPOSAL NO. 1.................................................................... 20
         PROPOSAL NO. 2.................................................................... 22
         PROPOSAL NO. 3.................................................................... 23
         PROPOSAL NO. 4.................................................................... 24

INTERESTS OF CERTAIN PERSONS............................................................... 26

PRINCIPAL DEBENTUREHOLDERS................................................................. 27

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

                                                                                          PAGE
PRINCIPAL STOCKHOLDERS......................................................................28

PRO FORMA CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF OPERATIONS..........................30

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES...................................................35
         EFFECTS ON THE DEBENTUREHOLDERS....................................................35
         EFFECTS ON THE COMPANY.............................................................35
         LIMITATIONS AND QUALIFICATIONS OF THE DISCUSSION...................................35

THE PROPOSED EXCHANGE.......................................................................35
         BACKGROUND.........................................................................37

                  DEFAULT ON DEBENTURES.....................................................37
                  AGREEMENT OF PARTICIPATING SECURITYHOLDERS................................38

                  DIFFERENCES BETWEEN THE EXCHANGE OFFER AND THE LETTER

                           AGREEMENT'S CONTEMPLATED EXCHANGE................................39
                  PRICE OF DEBENTURES AND COMMON STOCK PRIOR TO ANNOUNCEMENT................40

         EXCHANGE OFFER FUNDING REQUIREMENTS AND SOURCES....................................41
         SUMMARY COMPARISON OF TERMS OF DEBENTURES AND EXCHANGE
                  CONSIDERATION.............................................................42
         NO FAIRNESS OPINION................................................................44

DESCRIPTION OF DEBENTURES...................................................................45
         GENERAL  ..........................................................................45
         CONVERSION OF DEBENTURES...........................................................45
         OPTIONAL REDEMPTION................................................................46
         SINKING FUND.......................................................................47
         SUBORDINATION OF DEBENTURES........................................................47
         EVENTS OF DEFAULT AND REMEDIES.....................................................48
         MERGER, CONSOLIDATION, OR SALE OF ASSETS...........................................49
         AMENDMENT, SUPPLEMENT AND WAIVER...................................................49
         TRANSFER AND EXCHANGE..............................................................49
         CONCERNING THE TRUSTEE.............................................................49

INCORPORATION BY REFERENCE..................................................................50

                         COMPREHENSIVE CARE CORPORATION

                    DEBENTURE CONSENT SOLICITATION STATEMENT

GENERAL

         The Board of Directors hereby requests the holders of the $9,538,000 in principal amount outstanding of the 7 1/2% Convertible Subordinated Debentures due April 15, 2010 (herein called either the "Securities" or the "Debentures"), currently due and payable in full on account of acceleration, issued by Comprehensive Care Corporation, a Delaware corporation (the "Company"), (1) to notify First Trust of California, National Association, successor to Bank of America National Trust and Savings Association (the "Trustee"), of rescission of the acceleration of the Securities; (2) to waive any Events of Default and other defaults under the Indenture or the Debentures (other than nonpayment of any principal or interest due) that exist at the time when the Company's payment of default interest, and the interest payable on it (the "Default Interest Payment Date"), if the same occurs within 30 calendar days after the termination of the Consent Solicitation Period; (3) to instruct the Trustee not to pursue remedies for any defaults or continuing Events of Default during the Consent Solicitation Period and for a period of 30 calendar days thereafter pending the acceleration being rescinded upon anything less than future directions given by a majority in outstanding principal amount of Debentures; and (4) to consent to the waiver of a notice provision in the Indenture dated April 25, 1985 between the Company and the Trustee pursuant to which the Debentures were issued (the "Indenture") relating to the cancellation of sinking fund payment obligations.

         REGISTERED HOLDERS ARE REQUESTED to please Consent on every Proposal by signing, dating and mailing the Consent Card, or a facsimile thereof, to the Trustee using the pre-addressed envelope provided for your convenience. The Trustee's address is First Trust of California, National Association, 180 E. Fifth Street, Suite 200, St. Paul, Minnesota 55101.

         BENEFICIAL HOLDERS WHOSE DEBENTURES ARE REGISTERED IN "STREET NAME" ARE REQUESTED to please sign, date and mail the Consent Card to the broker or other nominee holder of the Debentures, who should in turn sign, date and mail a Consent Card to the Trustee at the above address.


         These materials were first given or mailed to Securityholders on or about October 8, 1996.


         Requests for information or documents may be directed to the attention of Kerri Ruppert, Senior Vice President, Secretary/Treasurer and Chief Financial Officer of the Company, at the principal executive office of the Company located at 1111 Bayside Drive, Suite 100, Corona del Mar, California 92625.

         SEE "SPECIAL RISK FACTORS" COMMENCING ON PAGE 5.


REQUIRED VOTE OR CONSENT



         Under the Indenture, approval of Proposals No. 1 and 3 each requires Consent of at least a majority of the outstanding principal amount of Debentures, and approval of Proposals No. 2 and 4 each requires Consent of the holders of at least 66 2/3% of the outstanding principal amount of the Debentures. Approval of each of Proposals No. 2, No. 3 and No. 4 is contingent upon approval of Proposal No. 1.


         As set forth below under "Consents Expected," the Company presently contemplates that the Consent requested herein will be granted by the

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
Debentureholders as to Proposals No. 1, No. 2, No. 3 and No. 4. As set forth below under "The Proposed Exchange," the Company also requires that any Debentureholder tendering Debentures in the Exchange also Consent on each Proposal.


         The Company does not presently contemplate making the default interest payment that is due unless the Consent requested herein is granted by the Debentureholders as to Proposals No. 1, No. 2, No. 3 and No. 4, but the Company may elect under some circumstances to complete the Exchange without Consent on Proposals No. 2, No. 3 and No. 4. See "Intentions of the Company If Proposals No. 2, No. 3 and No. 4 Not Approved" below.



RECORD DATE



         Debentureholders of record (excluding the Company or an Affiliate, as defined in the Indenture) at the close of business on the date a Consent is executed are entitled to give Consents to the actions proposed, and to bind all successors and assigns of all or a portion of such Debentures unless and until Consent is properly revoked. See "Revocability of Consents" below. The Trustee, which is also the Debenture Registrar, would be available to respond to written inquiries as to whether Consent has been given that could bind the purchaser of a Debenture. For the Trustee's address, see "Information and Solicitation." Also see "Consents and Transfers" below.

         At October 1, 1996, an aggregate of $9,538,000 principal amount of the Debentures were outstanding, and none of such Debentures were held by the Company.

CONSENTS AND TRANSFERS


         Any Consent signed and dated by the registered Debentureholder will bind all beneficial owners and all transferees of either registered or beneficial owners. A transferee, being bound until a Consent is properly revoked by the registered Debentureholder, should consult the transferor concerning whether there were pre-transfer Consents. If Debentures are traded through a brokerage, the broker or its nominee can make such inquiries. In addition, the Trustee would be available to respond to written inquiries. For the Trustee's address, see "Information and Solicitation."


CONSENTS AND TENDERS

         All Debentureholders tendering in the Exchange must Consent on Proposals No. 1, No. 2, No. 3 and No. 4 and revoking the Consent after having tendered Debentures will be considered a concurrent withdrawal (for the purposes of the Exchange Offer) of the tendered Debentures. Debentures tendered by a Debentureholder failing to Consent or revoking such Consent will not be accepted for the Exchange. Although each Debentureholder that Consents will be offered an exchange of cash and Common Stock for its Debentures, a Debentureholder is not required to tender Debentures in order to Consent, and a Consent does not indicate an intention to tender. See "The Proposed Exchange."

CONSENT SOLICITATION PERIOD



         Consents will be effective as to each respective proposal if Consents from registered holders of a sufficient principal amount of the Debentures on such proposal have been received, and not revoked, at any time after the close of business on October 30, 1996, or any date thereafter which is within the 60-day period immediately following the first-dated Consent received. The Consent Solicitation Period, if not earlier terminated, shall end on or prior to such 60th day, if it is a business day, or on the last business day prior

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
to such day. For example, if the earliest-dated Consent is dated October 8, 1996, the Consent Solicitation Period would end on or before December 6, 1996.

REVOCABILITY OF CONSENTS

         The Company will not use Consents received from the Debentureholders unless the Consent Solicitation Period has remained open for a minimum period of 20 business days ending November 7, 1996(approximately 30 calendar days) (the "Consent Solicitation Period") after the date of commencing this solicitation. Thereafter, the Consent Solicitation Period as to all Proposals shall end at 2:00 o'clock p.m., St. Paul, Minnesota time, on the earlier of (a) the 60th calendar day after the first-dated Consent or (b) the first date on which the Consents are sufficient independently to effect the respective Proposal. The Company in its discretion may not require Consent on Proposal No. 3. See "Intentions of the Company if Proposal No. 3 Not Approved" below. A Consent becomes effective as to each Proposal independently in accordance with its terms, and the Consent on such Proposal thereafter binds all Debentureholders of the Company.


         Any Consent given is revocable, at any time before it becomes effective as to a Proposal, by the registered Debentureholder giving it (or by any registered successor Debentureholder) as to all or any portion of the same Debenture. If prior to the date the Consent becomes effective as to a Proposal, the Trustee receives a written notice of revocation of a Consent, or a duly executed Consent bearing a later date, from a registered Debentureholder, any earlier-dated Consent will be revoked as to such Proposal.

VOTING OR CONSENTING

         "Approving" on a Proposal is counted as a Consent on the Proposal. "Disapproving" or "abstaining" on a Proposal, and brokers indicating a "non-vote" in the customary manner, all have the same effect, and none is counted as a Consent on such Proposal. If a preference is not indicated as to Proposal No. 1, No. 2, No. 3 or No. 4 on a signed and dated Consent delivered by a Debentureholder, the Consent will be counted as an APPROVE on each such Proposal.

         Only registered holders may give a Consent. The Consent Card provided may be executed by the registered holder or pursuant to authority given by the record holder. Beneficial holders must instruct the broker or other nominee holder to Consent.

INFORMATION AND SOLICITATION

         The Company is required to undertake to reimburse, and does reimburse, brokerage firms and other persons representing beneficial owners of securities for their expenses in forwarding solicitation materials to such beneficial owners.


         The Trustee will mail, or cause to be mailed, at the Company's cost and expense, copies of this Debenture Consent Solicitation Statement (and any other documents contemplated hereby). The Trustee, acting as Registrar, will also collect and tabulate the Consents. The Trustee also will provide required and optional notices to registered Debentureholders in addition to its continuing to provide customary services as Trustee. The Trustee will not advise Debentureholders concerning the request for Consent. Appropriate written questions or comments may be addressed to First Trust of California National Association, 180 E. Fifth Street, Suite 200, St. Paul, Minnesota 55101.

         The above-described fees, costs and expenses, in addition to costs of administrative matters related to distribution of this statement and related documents, will be borne by the Company.

         Consents may be solicited personally or by telephone, telegram or fax by certain of the Company's directors, officers and regular employees, without additional compensation.

INTENTIONS OF THE COMPANY IF PROPOSALS NO. 2, NO. 3 AND NO. 4 NOT APPROVED

         The Company is not aware of any requirement under the Debentures or the Indenture, or under any applicable law, or any existing circumstances that would require that Debentureholders approve Proposals No. 2 and No. 3 in order for rescission of the acceleration of the Debentures to take effect, unless Proposal No. 2 is not approved and an Event of Default is declared prior to the consummation of the Exchange and the rescission of the Acceleration or unless Proposal No. 3 is not approved and the Trustee has pursued a remedy at law or in equity that interferes with the Company's ability to proceed to cure, or to obtain the waiver of, all continuing Events of Default as required for rescission of the Acceleration. The Company could pursue certain alternatives to Consent on Proposal No. 4 if not approved, including but not limited to seeking an injunction or other order that nullifies the purported Event of Default that arose from the purportedly ineffective notice given by the Company to the Trustee (given by the Company to the Trustee) in order to eliminate or reduce the sinking fund obligations of the Company). The Company does not concede that such Event of Default exists.

         If the Company is able to proceed without approval of Proposal No. 2 and No. 3 in the circumstances that then exist, the Company intends (at the earliest practicable date) to consummate the payments and other things necessary in order to consummate the Exchange and to rescind Acceleration provided that Proposals No. 1 and No. 4 shall have been approved.



BOARD OF DIRECTORS' DISCRETION AND RESERVATION OF RIGHTS

         The Board of Directors reserves the right, notwithstanding Debentureholders' approval and without further action by the Debentureholders, to elect not to proceed with any of the proposed actions in connection with one or more of the Proposals, if at any time prior to the Company's completion thereof the Board of Directors, in its sole discretion, determines that the proposed action is no longer in the best interests of the Company.



         Under each of the Proposals, the Board reserves the right to delay or defer any occurrence, action, event or record date, upon notice, for purposes of allowing the Consent Solicitation Period to remain open for up to 60 days from the earliest-dated Consent.

         The Exchange Offer cannot be completed without rescission of acceleration pursuant to the Consent. The Exchange Offer will remain open at least five (5) business days after sufficient Consents have been given. However, the Consent Solicitation Period is not terminated when sufficient Consents have been given or at lease five (5) business days later, when the Exchange Offer expires. The Consent Solicitation Period will be open for up to 60 calendar days from and after the date of the earliest-dated Consent. The Consent Solicitation Period will not terminate before the close of business on such 60th calendar day unless and until the Exchange and the rescission of the Debenture Acceleration shall have each been consummated. These, in turn, cannot occur before all conditions to the Exchange and the rescission of the Acceleration, including funding, are satisfied. If the Consent Solicitation Period remains open, Consents may be given or revoked by the Debentureholders.

All correspondence intended to Consent or revoke Consent should be addressed to the Trustee in writing, signed by the record holder or a duly authorized representative and dated. For the address of the Trustee, see "Information and Solicitation." In order to revoke Consent, see "Revocability of Consents" above.

NO DISSENTERS' RIGHTS

         Under Delaware law, Debentureholders are not entitled to dissenters' rights of appraisal with respect to the Proposals or the Exchange Offer.

CONSENTS EXPECTED

         The rescission of the acceleration of the Debentures, and its effects, requires Consent by a majority in principal amount of the Debentures. The Company anticipates Consent will be given by the Participating Securityholders, which are estimated to comprise approximately 25% of the outstanding principal amount of Debentures. The Company has also received informal, unsolicited indications that enough additional holders of Debentures intend to Consent in order to effect the rescission of acceleration upon the Company's payment of the interest due.

                              SPECIAL RISK FACTORS

         In addition to the other information set forth herein, the following factors should be considered carefully by the Debentureholders in deciding whether or not to grant the Consents requested by the Company:

IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS



         This Debenture Consent Solicitation Statement contains certain forward-looking statements that are based on current expectations and involve a number of risks and uncertainties. Factors that may materially affect revenues, expenses or operating results include, without limitation, the Company's success in (i) implementing its Debenture restructuring plans, (ii) resolving issues and timely filing documents with the Securities and Exchange Commission ("Commission") that may be requisite to the consummation of the Debenture exchange offer and solicitation of consent to rescind acceleration described herein, (iii) disposing of certain remaining facilities on acceptable terms,
(iv) expanding the behavioral medicine managed care and contract management portions of the Company's business, (v) securing and retaining certain refunds from the Internal Revenue Service ("IRS") and certain judgments from adverse parties in legal proceedings, (vi) maintaining the listing of the Company's Common Stock on the New York Stock Exchange ("NYSE"), and (vii) securing Debentureholder approval and consent to the Debenture transactions described herein.


         The forward-looking statements included herein are based on current assumptions that the Company will be able to proceed with the proposed Debenture exchange offer or otherwise reach a settlement with the Debenture holders, that competitive conditions within the healthcare industry will not change materially or adversely, that the Company will retain existing key management personnel, that the Company's forecasts will accurately anticipate market demand for its services, and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments that are difficult to predict accurately and are subject to many factors that can materially affect results. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its budgets, which may in turn affect the Company's results.

In light of the factors that can materially affect the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

EFFECTS OF REINSTATING NON-DEFAULT STATUS



         The amount of interest due under the Debentures currently is, on account of the Acceleration, equal to the full amount of the accrued interest, which would be $208.98 approximately per $1,000 of principal amount as of November 15, 1996. The amount of default interest due and payable, along with the interest accrued on such default interest, in order to rescind the acceleration (which is the amount of interest to be paid on Debentures that are not Exchanged) will be only approximately $202.73 on each $1,000 of face value as of November 15, 1996. The difference between the $208.98 and the $202.73 is approximately $6.25 that will be due on April 15, 1997 (along with the balance of the semi-annual interest payment of $37.50 per $1,000 of the outstanding principal amount for the period from October 15, 1996 to April 15, 1997.

         At present, unless there is a rescission of acceleration of the Debentures (the "Acceleration"), the Company is unable to cure the continuing Events of Default under the Debentures without paying all principal and interest which is due otherwise than on account of acceleration, which the Company estimates will aggregate approximately $11.5 million as of November 15, 1996 ($9.5 million principal and $2.0 million default interest and interest thereon), plus the Trustee's fees and costs, estimated at less than $0.1 million and other costs necessary to complete the Exchange estimated at $75,000.


         The Company expects to be able to cure the Events of Default, which must be cured in order to rescind the Acceleration. After rescission of the Acceleration, and at least while no subsequent Events of Default occur, the Trustee will have only those certain rights specified in the Indenture, and shall not have the right to seek immediate payments of Debenture principal. The Indenture does not limit the Company in the amount of Senior Debt which may be issued or in regard to dividends on stock or securities. The Trustee's and the Debentureholders' influence over the Company, however, at present, which is a time of continuing Events of Default, is at its greatest. The Trustee is empowered, for instance, to sue for a judgment for the total amount owing under the Debentures and the Indenture; and the right to seek any available remedy against the Company gives rise to various considerations that tend to influence the Company and its other financial and business dealings.

         The Company has many practical limitations on its ability to incur additional Senior Debt, and to make distributions, including its limited assets and excessive liabilities. The Indenture does not impose any limit expressly on Senior Debt or distributions. The practical implications of continuing Events of Default include that other creditors are deterred from extending credit. Further, with a continuing Event of Default, the Indenture prohibits the Company from distributing anything of value to holders of Common Stock, other than shares of capital stock. The Indenture does not restrict the Company after rescission of the Acceleration. The renewed non-default status would eliminate the present ability of Debentureholders to instruct the Trustee to claim the full amount due and to seek any remedy to recover payment.


         Management believes that the Company's financial strategy depends in material part upon rescission of the Acceleration. The effect of rescinding Acceleration is that the amount immediately due and payable of approximately $11.5 million will no longer be immediately due, the $9.5 million of principal amount will be due April 15, 2010 and payment of semi-annual interest installments will resume April 15, 1997, provided that the Debentureholders Consent and the Company shall have paid all of the interest that would have come due in any case even if the Acceleration had not occurred (i.e., $37.50 per $1,000 of principal on October 15, 1994, April 15, 1995, October 15, 1995, April 15, 1996, and October 15, 1996, plus interest on the overdue installments of default interest, aggregating $202.73 of interest payable per $1,000 of principal amount and $1,933,639 of interest payable on account of the entire $9,538,000 of outstanding principal amount as of November 15, 1996). After the rescission of Acceleration the Debentureholders will be entitled to payment on April 15, 2010 of 100% of the $1,000 of principal amount and to payment in full of semi-annual interest installments each April 15 and October 15, commencing April 15, 1997.


         Holders of debt and equity securities are encouraged to read the following Sections of this Debenture Consent Solicitation Statement and to seek the advice of their own counsel or advisors with respect to such matters.

     SUMMARY COMPARISON OF TERMS OF DEBENTURES WITH AND WITHOUT ACCELERATION

                        ACCELERATED                                ACCELERATION RESCINDED

PRINCIPAL .... While the Debentures are                        If the acceleration is rescinded, the
               accelerated, $1,000 of principal and            principal amount will be due in full April
               interest accrued on the principal to the        15, 2010, subject to earlier redemption in
               date of payment is payable, along with          the Company's discretion.
               interest on unpaid interest to the
               extent lawful is due and payable in
               cash. See "Interest" below.




INTEREST...... Interest accrues at the rate of 7 1/2%          If the acceleration is to be rescinded, the
               per annum calculated on a 30-day month and      interest required to be paid excludes
               360 day year basis. Interest has not            the portion of accrued interest due only
               been paid since the payment that was            on account of the acceleration,
               made on April 15, 1994 on the                   comprised of interest on the principal
               Debentures. Four semi-annual interest           amount from and after October 15, 1996.
               installments are in arrears (October            That amount of approximately $6.25 per
               1994, April 1995, October 1995 and April        $1,000 of principal amount, estimated as
               1996), and a fifth interest installment         of November 15, 1996, will be included
               will have been missed as of October 15,         in the April 15, 1997 semi-annual
               1996. Debentures earn interest on               interest installment of $37.50 per
               default interest at 7 1/2% per annum, to        $1,000 of principal amount, calculated
               the extent permitted by law.                    at the rate of 7 1/2% per year for the
               Approximately $208.98 of interest in the        full six-month period.
               aggregate will have accrued on each
               $1,000 face value to November 15, 1996.


MATURITY.....  While the Debentures are accelerated,           If the acceleration is rescinded, the
               all principal and interest is due and           principal amount will mature on April
               payable immediately. The Company elected        15, 2010, subject to optional redemption
               to subtract from the Company's sinking          at 100.00% of face amount, and also
               fund obligations the $36,460,000                subject to acceleration in the event of
               principal amount of Debentures converted        notice by the Trustee or at least 25% in
               by Debentureholders in March 1991 and           principal amount of Debentures following
               previously cancelled, effectively               the existence and continuation of an
               removing the sinking fund redemption            Event of Default.
               obligation. See "The Proposals--
               Proposal No. 4."

CONVERSION...  Each $1,000 in principal amount is              Same.
               convertible into 4 whole Common shares
               (and the Debentureholder will not be
               entitled to convert a Debenture in a
               principal amount less than $1,000) at
               the current conversion price of $248.57
               per share. The conversion price is
               subject to adjustment to prevent
               dilution in certain events. The
               conversion price adjustments are made
               generally whenever shares are sold by
               the Company at a price below the average
               closing price on the NYSE during a
               specified period. See "Additional Risk
               Factors--Conversion Price Far Above
               Share Prices" below. See "Notice of
               Conversion Price Adjustment" attached as
               Exhibit 99.18.

RANKING...... Unsecured general obligations of the
              Company subordinate to all existing
              and future Senior Debt of the Company (as
              defined). Secured Senior Debt totalled
              approximately $2.1 million at August 31,
              1996. Payments received by
              Debentureholders may be subject to
              claims of Senior Debt holders or other
              creditors, and, if competing creditors
              prevail in asserting their claims, the
              payment may be forfeitable. See
              "Priorities of Securities and Other
              Considerations Relating to Any Future
              Bankruptcy of the Company."If the
              acceleration is rescinded, the ranking
              of the Debentures will not be directly
              affected; however, the non-default
              status of the Debentures may increase
              the Company's debt-carrying ability and,
              hence, the Company may incur greater
              amounts of Senior Debt or other
              obligations.


REDEMPTION... Not applicable.                                  Redeemable at any time in whole or in part at the
                                                               option of the Company at the principal
                                                               amount, together with accrued interest.
                                                               No sinking fund redemption payments will
                                                               be due. See "The Proposals--Proposal No.
                                                               4."

POTENTIAL EFFECTS OF SENIOR DEBT

         Payment of Exchange Consideration in the proposed Exchange Offer may be subject to restrictions contained in the Indenture. The Company is restricted from paying, directly or through paying agents, any amount in cash or property (other than capital stock of the Company) if any Senior Debt that has matured on or before the date on which the Company intends to make payment is not previously paid to the extent of the full amount of principal or interest due. As of August 31, 1996, the Company believes that it has approximately $2.1 million of Senior Debt outstanding and an additional estimated $8.5 million in the aggregate of other liabilities (including debt and senior equity of the subsidiaries of the Company) with priority over the Debentures and approximately $13.1 million of obligations represented by the Debentures themselves or that are on a parity with the Debentures. The amount, including principal and interest, of the Company's Senior Debt that will become due on or prior to November 30, 1996 is estimated to be approximately $500,000. If any Senior Debt is in default and if the holder gives the Company proper notice or institutes any proceeding related to such default, and such Senior Debt provides for a right of acceleration on default, the holder of Senior Debt in default must consent in advance to the payment to Debentureholders of any cash or other property (other than capital stock of the Company) before such payment may be made to Debentureholders. As of the date of the Offering Circular describing the proposed Exchange Offer, no holder of Senior Debt had given such notice or instituted such proceedings to the Company's knowledge. No assurance can be made that a default under the Company's Senior Debt has not or will not occur. The Company anticipates being able to make full and timely payment to each holder of Senior Debt as such Senior Debt matures as to principal or interest in the immediate future.


POTENTIAL EFFECTS OF FAILURE TO RESCIND ACCELERATION


         In the event of a failure to accomplish the proposed rescission of acceleration of the Debentures, the Company would continue to be immediately liable for the entire $9,538,000 principal amount plus accrued interest and default interest from April 15, 1994, estimated at approximately $2.0 million to November 15, 1996, plus certain other costs. In such event, the Company believes that it probably would not be able to pay the $9,538,000 of principal amount, plus accrued interest and costs, that would remain immediately due under the outstanding Debentures. Generally, unpaid creditors could file to commence a Chapter 7 liquidation. The Company believes that any protracted bankruptcy case would have material adverse effects on the Company. See "Brief Explanation of Chapter 11" below.


ABILITY OF THE COMPANY TO CONTINUE AS A GOING CONCERN; EXPLANATORY PARAGRAPH IN AUDITORS' REPORT


         The Company's independent auditors have included an explanatory paragraph in their report stating that the Company's history of losses, consolidated financial position and uncertainties resulting from the Company's existing default in the terms of its Debentures raise substantial doubt about its ability to continue as a going concern.


PRIORITIES OF SECURITIES AND OTHER RELATED CONSIDERATIONS RELATING TO ANY FUTURE BANKRUPTCY OF THE COMPANY

         Implementation of the rescission of acceleration will have significant consequences for the holders of the Company's debt and equity securities in the event of any future bankruptcy of the Company. Certain of these risks are summarized below.

         DEBT CLAIMS VS. EQUITY INTERESTS


         The relative rankings of the Company's debt claims and equity interests as of May 31, 1996, both before and after giving effect to the rescission of acceleration for all of the outstanding Debentures (without reflecting any other transactions) are summarized in the following table. The relative priority of claims of holders of Debentures may worsen as a result of the issuance of new debt or convertible securities, whether secured or unsecured, which may, in each case, rank senior to the Debentures or on a parity with them. In the event the Company incurs additional indebtedness that is senior to the Debentures or issues any preferred equity evidenced by a note, bond or similar instrument, or in the event that the Company permits or authorizes its subsidiaries to incur any indebtedness, liability, cause of action or claim, of any kind, to issue senior securities, or to become or agree to be liable for other obligation whatsoever, the position of the Debentures relative to the new indebtedness or equity will worsen. In the event the Company, independently of its subsidiaries, incurs obligations on a parity with the Debentures, Debentures will share on a prorated basis, in available proceeds, thus reducing the Debentureholders' share. Rescission of acceleration may again make it possible for the Company to pay dividends on shares of capital stock so long as no Event of Default exists and is continuing.

                    Priority                       Pre-Restructuring                Post-Restructuring
                    --------                       -----------------                ------------------
                                                     Type and Amount                  Type and Amount
                                                       Outstanding                      Outstanding
Secured Debt (a)

  Parent's Secured Creditors...................       $ 2,042,000                       $2,042,000

  Subsidiaries' Secured Creditors .............       $   368,000                       $  368,000

Subsidiaries' Unsecured Liabilities (b) .......       $ 7,006,000                       $7,006,000

Subsidiaries' Senior Equity (c)................       $ 1,040,000                       $1,040,000

Parent's Unsecured Debt (b)

  General Creditors............................       $ 1,497,000                       $1,497,000

  Subordinated Debentures......................       $11,186,000                       $9,627,000

Equity in Parent (c)
  Shares of Common Stock Outstanding ..........  2,864,620 Shares                 2,864,620 Shares


(a) All "secured debt" ranks ahead of all "equity" and, to the extent of the value of the security interest securing any such "secured debt," all "unsecured debt," except to the extent subordination agreements among creditors specify otherwise. To the extent any amount of the "secured debt" is undersecured or becomes unsecured, any such amount will have the relative priority of other "unsecured debt." See "The Proposed Exchange--Exchange Offering Funding and Sources."

(b) All "unsecured debt" ranks ahead of all "equity." Debentures rank pari passu in right of payment with all "unsecured debt," which would include trade payables and other general creditors of the Company (except for debts which are, by their terms, subordinated to indebtedness owed under the Debentures). The term pari passu means that such securities rank at the same level of priority for distributions in liquidation and/or bankruptcy, absent other bankruptcy considerations.

(c) Preferred Stock has priority over Common Stock in right of payment of dividends and in any distribution upon the liquidation, dissolution or winding up of the Company. Preferred Stock may be issued with rights determined by the Board of Directors from time to time. See "The Proposed Exchange--Exchange Offer Funding and Sources."

         AVOIDABLE PREFERENCES

         If a case were to be commenced by or against the Company under the Bankruptcy Code following the consummation of the Exchange Offer, a bankruptcy trustee or the Company, as debtor in possession, could avoid as a preference any transfer of property made by the Company to or for the benefit of a creditor which was made on account of an antecedent debt if such transfer (i) was made within 90 days prior to the date of the commencement of the bankruptcy case or, if the creditor is found to have been an "insider" (as defined in the Bankruptcy
Code), within one year prior to the date of commencement of the bankruptcy case;
(ii) was made when the Company was insolvent; and (iii) permitted the creditor to receive more than it would have received in a liquidation under Chapter 7 of the Bankruptcy Code had the transfer not been made. Under the Bankruptcy Code, a debtor is presumed to be insolvent during the 90 days preceding the date of commencement of a bankruptcy case. To overcome this presumption, it would need to be shown that at the time the transfers were made, the sum of the Company's debts was less than the fair market value of all of its assets.

         Under the Bankruptcy Code, all or a portion of the property transferred, including any cash payments, to tendering holders of Debentures, as well as any subsequent payment to non-tendering holders of Debentures, could be found to constitute preferences if a bankruptcy case were commenced within the applicable time period following such payments and if the other elements discussed above are present. If, following the commencement of a bankruptcy case within the applicable time period, such transfers were found to be preferential transfers, transferees could be ordered to return the full value of such transfers. In such event, transferees would have a general unsecured claim in the Company's bankruptcy case equal to the value of the property returned.

POTENTIAL TO BE SUBJECTED TO AUTOMATIC BANKRUPTCY STAY

         In the event that the Company does not retire the Debentures or rescind the acceleration, a majority of Debentureholders by principal amount can request the Trustee to seek any remedies for non-payment, including potentially the filing of a bankruptcy petition. The filing of a petition would not affect the relative priority of creditors. Senior creditors may also file such a petition, or institute other actions against the Company, in order to enforce the subordination provisions of the Indenture that prevent the Debentureholders from collecting on their debts in advance of payment to any senior creditor.

         Involuntary bankruptcy petitions do not result in an immediate Event of Default and acceleration under the Debentures. During the period beforehand, the Company would, absent a contrary bankruptcy court order, continue to manage its own assets, and may incur additional debtor obligations. A voluntary petition, or the order for relief under an involuntary petition as described above, does result in an Event of Default and an acceleration under the terms of the Indenture. A Chapter 11 petition is treated like a voluntary petition under the Indenture.

         The filing of a bankruptcy petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect pre-petition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay remains in full force and effect until confirmation of a plan of reorganization.

         There is a substantial risk that a bankruptcy case will be protracted and costly and disruptive to the Company's business. There can be no assurance that a pre-packaged agreement favorable to Debentureholders will be proposed or reached or that a plan favorable to Debentureholders will be proposed and confirmed in the bankruptcy court. The Company believes that any protracted bankruptcy case would have a material adverse effect on the Company including:

                  (a) disruption of business activities by diverting the attention of the Company's senior management;

                  (b) potential for substantial diminution in the value of the Company's assets;

                  (c) potential adverse impact upon the ability of the Company to obtain the financing necessary for its future operations;

                  (d) substantial increase in the cost of liquidating or restructuring the Company, including the increase in the expenses of professionals normally associated with a bankruptcy case commenced without prior agreement with the Company's major creditors;

                  (e) uncertainty as to the ability of the Company to effectuate any such liquidation or restructuring and, if it is effectuated, the timing thereof;

                  (f) interference and delay regarding payments to creditors;

                  (g) potential for forced liquidation of some or all of the Company's assets, erosion in value of assets in the context of a liquidation and the "forced sale" atmosphere that would prevail, the adverse effects on the salability of a business that could result from the probable departure of key employees, and the costs attributable to the time value of money resulting from what is likely to be a protracted proceeding, the resulting loss to creditors and others; and

                  (h) increased uncertainty among the Company's employees, business partners and associates.

         In addition, the Company believes that, because of the importance of continuing stable relations with the health care industry, the Company is particularly susceptible to any adverse reactions such constituencies may have to the filing of a bankruptcy petition, particularly if the bankruptcy case is long in duration. As a result, and for other reasons, any commencement of a bankruptcy case could adversely affect the Company's business operations.

         To determine what holders in each impaired class of creditors would receive if the Company were liquidated or the least they can receive in a Chapter 11 reorganization, one must determine the dollar amount that would be generated from the liquidation of the Company's assets and properties in the context of a Chapter 7 liquidation case. Secured claims and the costs and expenses of the liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition unsecured claims and interests. The rule of absolute priority of distribution would apply. Under that rule, no junior creditor would receive any distribution until the allowed claims of all senior creditors are paid in full, and no holder of an Interest would receive any distribution until the allowed claims of all creditors are paid in full.

         The Company has not performed any analysis of its reorganization or liquidation values and has not obtained an independent valuation of the Company's assets or liabilities and there can be no assurance that the Company would receive in liquidation the value for its assets set forth in the Company's financial statements. The Company's financial statements do not include any adjustments to reflect possible future effects on the recoverability and classification of assets and liabilities that may result from the outcome of this uncertainty as to its ability to continue as a going concern.

         PROHIBITIONS ON PAYMENT TO DEBENTUREHOLDERS

         The payment of cash or property (other than capital stock of the Company) would be prohibited pursuant to the Indenture, and the Company does not intend to make such payment, if there exists at such time any law, rule or order which would be violated by such payment or a law that would under the circumstances existing at the time be violated by such payment. The Company cannot determine at this time whether the payment to Debentureholders pursuant to the proposed Exchange Offer described below will be permitted by law. Certain of the laws affecting the Company's ability to make such payments are described elsewhere herein.

         Moreover, under the Bankruptcy Code, all or a portion of the property transferred, including any cash payments, to tendering holders of Debentures, as well as any subsequent payment to non-tendering holders of Debentures, could be found to constitute preferences if a bankruptcy case were commenced within the applicable time period following such payments and if the other elements discussed above are present. If, following the commencement of a bankruptcy case within the applicable time period, such transfers were found to be preferential transfers, transferees could be ordered to return the full value of such transfers. In such event, transferees would have a general unsecured claim in the Company's bankruptcy case equal to the value of the property returned.

         FRAUDULENT CONVEYANCES

         If a court in a lawsuit by or on behalf of an unpaid creditor or a representative of creditors, such as a bankruptcy trustee, or the Company, as debtor in possession, were to find that, at the time of consummation of the Exchange Offer (a) the Company received less than reasonably equivalent value in exchange for the consideration given by the Company for property surrendered by the tendering holders of Debentures, and (b) the Company (i) was insolvent or was rendered insolvent as a result of such transfers, (ii) had unreasonably small remaining assets or capital for its business, or (iii) intended to incur, or believed or reasonably should have believed it would incur, debts beyond its ability to pay such debts as they become due, such court could determine that all or a portion of such transfers were avoidable as a "constructive" fraudulent transfer and require the transferees to return to the Company or its bankruptcy trustee the consideration given. The Company believes that because of the reduction in the Company's outstanding indebtedness which will result from each of the other exchanges or transfers described above, a bankruptcy court should find that the Company received reasonably equivalent value for the consideration given by the Company. There can be no assurance, however, that a bankruptcy court would make such a determination.

DETERMINATION OF TERMS OF EXCHANGE OFFER

         The Company is seeking the Consent as part of a voluntary arrangement with Debentureholders. While the Trustee is empowered to pursue any remedy at law or in equity to obtain payment of the Debentures, the Trustee has forborne from seeking remedies. The Company believes that a voluntary resolution will best assure that Debentureholders receive value. The Trustee's acquiescence does not necessarily indicate any position by the Trustee with regard to the subject of whether to sign, date, and return a Consent Card. Nothing herein should be interpreted as a basis to infer that the Trustee or any Debentureholder is in any way whatsoever responsible for directing or examining the terms of the Consent and the Exchange Offer or in any way related to the past, present or future conduct of the Company's financial or business affairs.

         The Company has not performed any analysis of its liquidation or reorganization value and has not obtained an independent valuation of the Company's assets or liabilities and there can be no assurance whether the Debentureholders would receive more or less in a liquidation, a reorganization, or a voluntary arrangement. Holders of Debentures are cautioned to consult with their own advisors. In particular, there can be no assurance regarding the assumptions underlying the Company's determination that failure to obtain Consent or to accomplish the Debenture Exchange, or, in the alternative, a failure of the Company and the Debentureholders to otherwise reach a settlement, may cause the Debentureholders to pursue an involuntary bankruptcy of the Company and/or the Company to take alternative actions that may include filing for voluntary protection from creditors. The Company's consolidated financial statements do not include any adjustments to reflect possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of the uncertainty of the Company's ability to continue as a going concern. The Company believes that the Debentureholders will receive less if they seek a liquidation of the Company than if they pursue the voluntary arrangements described in this Debenture Consent Solicitation Statement.

HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY


         As of May 31, 1996, the Company had a stockholders' deficiency of $6.8 million, a working capital deficiency of approximately $20.2 million, and a negative current ratio (a measure of liquidity comparing current assets to current liabilities). The net loss for the 12 months ended May 31, 1996 was $4.2 million, and the loss for the same 12-month period in 1995 was $10.5 million. In the fourth quarter of fiscal 1996, the Company's losses from operations were $2.5 million; and the Company's results in the first quarter of fiscal 1997 are expected by Management to be similar. The Company's cash position declined over the fourth quarter of fiscal 1996 from $4.4 million to $2.8 million. The Company believes that the increasing role of HMO's, reduced benefits from employers and indemnity companies, and a shifting to outpatient programs continue to impact utilization of its facilities and services.


         There can be no assurance that the Company will be able to achieve profitability and positive cash flows from operations or that profitability and positive cash flow from operations, if achieved, can be sustained on an ongoing basis. Moreover, if achieved, the level of that profitability or that positive cash flow cannot accurately be predicted.

         The Company's lack of profitability results also in its failing to satisfy listing standards of the NYSE. No assurance can be made that the Common Stock will continue to trade on the NYSE or that the Company can satisfy the comparable requirements of any other stock exchange or the Nasdaq Stock Market.

ADDITIONAL RISK FACTORS WITH RESPECT TO HOLDERS OF DEBENTURES NOT TENDERED IN THE EXCHANGE OFFER

         SUBORDINATION

         The Debentures represent the subordinated indebtedness of the Company. The Company may incur indebtedness which is senior to the Debentures in unlimited amounts.

         The Debentures are general unsecured obligations exclusively of the Company. Since a substantial portion of the Company's business is conducted by the Company's subsidiaries, the cash flow and consequent ability of the Company to satisfy the Company's indebtedness to Debentureholders are dependent, in part, upon the earnings of such subsidiaries and a distribution of those earnings to the Company. The Company's subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to make any payment on the Debentures or to make funds therefor available. Any rights of the Company to receive assets of any subsidiary (and the consequent right of Debentureholders to possibly benefit from participating therein) in any liquidation or reorganization of the subsidiary will be effectively subordinated to the creditors of the subsidiary (including trade creditors) in any liquidation or reorganization of the subsidiary.

         REDEMPTION; MATURITY

         The Indenture permits the Company, at its election, to redeem the Debentures at 100% of the original principal amount (the "face value") at any time before maturity. The original maturity date of the Debentures was April 15, 2010. Provided that the acceleration of Debentures is effectively rescinded, the maturity date will once again become April 15, 2010, subject to any future conditions affecting maturity. The Company may determine whether or not to redeem Debentures based on interest rates that prevail at future times or other economic factors as they affect the Company's interests. See "Description of Debentures."

         SPORADIC TRADING


         The Debentures are not listed on any securities exchange or quoted on the Nasdaq Stock Market or any other automatic quotation system. The over-the-counter trading, if any, in the Debentures is limited and sporadic. Presently there are fewer than 50 registered holders of Debentures. Because the Debentures may be, after consummation of the Exchange Offer described below, held by a more extremely limited number of holders, the trading market will become even more limited. These events are likely to have an adverse effect on the overall liquidity and market value of the Debentures.


         CONVERSION PRICE FAR ABOVE SHARE PRICES

         The Debentures are convertible into Common Stock at a price so far in excess of the current market price of Common Stock as to be unattractive to Debentureholders in today's market.

NEED FOR ADDITIONAL FUNDS; UNCERTAINTY OF FUTURE FUNDING


          The Company's negative cash flow from operations has consumed substantial amounts of cash. Retirement of the Debentures would require approximately $11.5 million as of November 15, 1996 including all accrued interest, if paid in full at such date, or approximately $5.5 million in cash, if 100% of the outstanding principal amount were tendered pursuant to the Exchange Offer (in addition to 228,912 shares of Common Stock), and/or payment of up to approximately $2.0 million of default interest.

         Additional investment in the Company could result in impairment of the Debentureholders' eventual receipt of payment or recovery. Issuance of additional debt by the Company could result in substantial obligations senior to Debentures.


         During fiscal 1995 and 1996, a principal source of liquidity has been the private sale of equity securities and debt securities convertible into equity. Under the Shareholder Approval Policy of the NYSE, the Company may not be able to effect large placements of equity without shareholder approval, which, if not obtained, may adversely affect the Company with respect to future capital formation.

         The Company has received a tax refund for fiscal 1995 in the amount of $9.4 million based on loss carrybacks under Section 172(f) of the Internal Revenue Code (the "Code"). However, the IRS payment of such refund did not follow confirmation of the validity thereof by the IRS, and Section 172(f) is an area of tax law without any guiding legal precedents. The Company's 1993, 1994 and 1995 federal income tax returns are currently under audit by the IRS. Any IRS claim for return of all or any portion thereof could have a material adverse effect on the Company's cash flows. See "Tax Matters" below.


DISPOSITION OF ASSETS

         The Company has been required to dispose of various properties in order to raise working capital, and no assurance can be made that such dispositions will not have adverse effects on the Company's financial condition and results of operations or that the Company has sufficient additional assets that could be disposed of in order to fund its current or future capital requirements. A $2.0 million secured promissory note has been issued by the Company, the collateral for which is comprised of two of the remaining freestanding facilities of the Company.


         In connection with the March 3, 1995 Letter Agreement with Mr. Jay H. Lustig (described under "The Proposed Exchange--Background--Agreement of Participating Securityholders" below), the Company conditionally agreed to pledge all of the shares of its CCI subsidiary (formerly known as CareUnit, Inc.). The Company has not nor does it recognize any obligation to have pledged such shares. The Letter Agreement provides that "At 150 days after the date of this Agreement, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date, and if the Offer has not then been consummated, the Company shall pledge (with the Trustee, or an alternate acceptable to the Company, to act as pledgeholder on terms of a written agreement containing standard terms reasonably acceptable to the Participating Securityholders) all of the Shares as collateral for its obligation to purchase the Securities pursuant to the Offer or otherwise." No assurances can be made that the Participating Securityholders will not demand a pledge of such shares or that the Company will not be required to perform such agreement, or otherwise satisfy its obligations to Debentureholders. However, the Company believes that the Letter Agreement does not require the Company to pledge such shares on account of the failure by the Participating Securityholders to perform their obligations in material respects, and no pledge of the shares is contemplated by the Company in the currently proposed Exchange.

INVOLUNTARY BANKRUPTCY PETITION; ACCELERATION OF INDEBTEDNESS

         Despite the dismissal on March 6, 1995 of the involuntary bankruptcy petition filed against the Company on February 24, 1995 by or on behalf of three Debentureholders, no assurance may be made that such or other persons whom the Company owes any debt could not file another involuntary petition in bankruptcy court. The Company's 7 1/2% Convertible Subordinated Debentures continue to be in default, including the payment default involving interest accruing from April 1994 on approximately $9.5 million of outstanding face amount, and interest on all overdue installments, and the Debentures continue to be accelerated, and immediately payable in full. To rescind the acceleration of the Debentures would require written consent of a majority of the Debentures and the cure or waiver of all existing defaults. No assurances can be made that the holders of Debentures will consent to rescission of the acceleration or that the defaults can be cured, or waivers thereof obtained, or that other defaults will not occur. In addition, no assurance can be made that the Company will successfully resolve all matters regarding necessary funding or legal compliance. Debentureholders who filed the earlier involuntary petition on February 24, 1995 may file another such petition. Other creditors may also file such a petition, or institute other actions against the Company, in order to prevent the Debentureholders from collecting on their debts in advance of payment to themselves.

TAX MATTERS


         On July 20, 1995, the Company filed its Federal income tax return for fiscal 1995. On August 4, 1995, the Company filed Form 1139 "Corporate Application for Tentative Refund" to carry back losses under Section 172(f) requesting a refund to the Company in the amount of $9.4 million. On August 30, 1995, the Company also filed amended Federal tax returns for several prior years to carry back losses under Section 172(f). The refunds claimed on the amended returns are approximately $6.2 million for 1986; $0.4 million for 1985; $0.7 million for 1983 and $0.4 million for 1982. On September 20, 1996, the Company filed its Federal income tax return for fiscal 1996, and subsequently filed Form 1139 "Corporate Application for Tentative Refund" to carry back losses described in Section 172(f) requesting a refund to the Company in the amount of $5.5 million. The total refunds applied for are $22.6 million, comprised of $7.7 million for amended prior years' returns, $9.4 million for fiscal year 1995, and $5.5 million for fiscal year 1996. Section 172(f) is an area of the tax law without guiding legal precedent. There may be opposition by the Internal Revenue Service ("IRS") as to the Company's ability to obtain benefits from refunds claimed under this section. Therefore, no assurances can be made as to the Company's entitlement to the claimed refunds.

         In October 1995, the Company received a $9.4 million refund for fiscal 1995. Of this refund, $2.4 million was recognized as a tax benefit during the second quarter of fiscal 1996. Receipt of the 1995 Federal tax refund does not imply IRS approval. Due to the lack of legal precedent regarding Section 172(f), the remaining amount, $7.0 million, is reflected on the Company's consolidated balance sheets in unbenefited tax refunds received. In addition, during the second quarter of fiscal 1996, the Company recorded a tax benefit of $0.2 million, which is related to prior years returns. The Company paid a contingency fee of $1.9 million related to the 1995 refund. In the event the IRS Appeals Office determines that the Company is not entitled to all or a portion of the deductions under Section 172(f), this fee is reimbursable to the Company proportionately. Of the $1.9 million, the Company expensed $0.5 million during the second quarter of fiscal 1996, which is the amount of fees related to the tax benefit recognized by the Company. The remaining $1.4 million is reflected in the Company's financial statements as other receivables.

         The Company is currently under audit by the IRS related to its 1995 Federal income tax return and the amended returns for prior years. Neither the Company nor the IRS will be foreclosed from raising other tax issues in regard to any audits of any such returns, which could also ultimately affect the Company's tax liability.

         The Company's ability to use any NOLs may be subject to limitation in the event that the Company issues or agrees to issue substantial amounts of additional equity (see "Potential Federal Income Tax Consequences - Effects on the Company"). The Company monitors the potential for "change of ownership" and believes that the presently contemplated private placements of stock and the recent exchange of an outstanding promissory note for shares of stock will not cause a "change of ownership;" however, no assurances can be made that future events will not act to limit the Company's tax benefits.

         The Company had a carryover of $11.5 million of NOLs into fiscal 1996. In the event that the Company's tax refunds (as described above) are disallowed, the disallowed amount of carrybacks of specified liability losses would be recharacterized as NOLs. The resultant NOLs could increase the NOLs aggregately to approximately $61.5 million. In the event that a substantial portion of the $50 million aggregate tax deductions forming the basis for the Company's tax refund claims shall have been reclassified as NOLs, a change of ownership (as defined above) would likely have the effect of disallowing the use of a substantial portion of the Company's NOLs by the Company under any circumstances during the limited carryover periods applicable thereto.

         In addition, the Company may be unable to utilize some or all of its allowable tax deductions or losses, which depends upon factors including the availability of sufficient net income from which to deduct such losses during limited carryback and carryover periods.

                                  THE PROPOSALS

PROPOSAL NO. 1

         Debentureholders are asked to Consent on Proposal No. 1 in order to rescind the acceleration of payment of principal and interest under the Debentures, and its effects. The Company missed the October 15, 1994 semi-annual interest payment on the Debentures. An Event of Default was declared 30 days after the missed payment due October 15, 1994. Estimated as of November 15, 1996, the interest that will have accrued, will be $1,993,294 and the aggregate of all principal and interest under the Debentures will be $11,531,294.


         Acceleration was declared by the Trustee on or about February 13, 1995 after the Trustee received acceleration notices purportedly from a group of Debentureholders that were record holders of 25% of the $9,538,000 in principal amount of Debentures outstanding. The Event of Default resulted in acceleration of the Debentures because of the inability (prior to such notice of Acceleration being given) of the Company to remedy the missed interest installment payments which would have required at least 15-days' prior written notice of the default interest payment record date. Subsequently, on account of the Acceleration of the $9,538,000 of principal, the Company has failed to pay all semi-annual interest installments, in addition to that first missed payment giving rise to the Acceleration.



         These events are further described under "The Proposed Exchange-- Background" below.

         Section 6.02 of the Indenture (entitled, "Acceleration") provides in part as follows: ". . . The Holders of a majority in principal amount of the then outstanding Securities by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if any existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration."


         If the Consent of the holders of more than 50% in principal amount of the Debentures is obtained for Proposal No. 1, the Company will cause the Acceleration to be rescinded, provided that the Company pays to Debentureholders (except those Exchanged in the proposed Exchange) all default interest due. Without acceleration, the interest due would be the sum of (a) interest at the rate of 7 1/2% per year from April 14, 1994 through October 15, 1996, the immediately prior semi-annual interest payment date, on the principal amount, plus (b) interest on all overdue installments accrued or accruing thereafter to the date that the default interest shall be paid. The Company's obligation to the Debentureholders will return to a non-accelerated, non-default status. The Company will set a record date for this interest payment. The Company will send a notice stating the amount of interest to be paid at least 15 days before the record date. The Company will consummate the rescission by the payment of interest to the Trustee, which will act as the paying agent.


         Following acceleration, and its effects, having been rescinded, the Debentures (except those tendered and exchanged) will remain outstanding and will become a long-term debt of the Company. The Company will be obligated to make all future payments of interest when due. The scheduled maturity of all outstanding principal as of the date of the rescission will be on April 15, 2010 (subject to the future occurrence of an Event of Default, if any, and an acceleration of principal otherwise due at maturity of the Debentures in the event of any future declaration thereof under the Debentures); and a Debentureholder will until maturity be unable to demand immediately the full payment of all principal and accrued interest on account of the Acceleration that now exists.

         The Company will have no obligation to redeem Debentures prior to maturity. Debentures that are not tendered in the "Exchange" described below will be fully subject to the risks of the Company's future as a going concern. See "Special Risk Factors" above. Debentureholders may be able to achieve liquidity only through the sale or other disposition of the Debentures in the over-the-counter market, if and to the extent the Debentures are so traded, or in a private financing or other transaction or exchange that any Debentureholder could negotiate individually.

         If the Consent to Proposal No. 1 is not granted by a sufficient principal amount, the Debentureholders will continue to be entitled to receive immediate payment of all principal and accrued interest due under the Debentures. Estimated as of November 15, 1996, the aggregate of all principal and interest due on account of the Acceleration under the $9,538,000 in principal amount of Debentures that are presently outstanding will be an estimated $11,531,294, or $1,208.98 per $1,000 of face value.


         The purposes of the Consent on Proposal No. 1 include elimination of the various undesirable effects on the Company of an acceleration, such as:

         (a) An acceleration of indebtedness could impair the Company's business and financial prospects.

         (b) An acceleration of indebtedness could result in defaults under other debts and obligations of the Company.

         (c) An acceleration of indebtedness decreases the Company's attractiveness to investors.

         (d) An acceleration of indebtedness also creates an unfavorable impression with the Company's vendors and clients.

         If the Company fails, or is unable, to make the payments resulting from the Debenture acceleration, all creditors of the Company, including the Trustee or the Debentureholders, may seek any remedies available at law or in equity, including but not limited to remedies under bankruptcy or other similar laws governing or affecting creditors' rights. Debentures are general unsecured obligations of the Company, independently from its subsidiaries. The Company will pay the entire amount of interest due on all non-tendered Debentures other than those exchanged, so that the non-accelerated status of the Debentures will be reinstated.

         Payment of principal and interest under the Debentures is expressly subordinated to the prior payment of Senior Debt of the Company that has matured or, in certain circumstances, has the right to accelerate its maturity. Senior Debt is defined in Section 11.02 of the Indenture to encompass generally all debt other than trade payables to the extent that such debt does not by its terms negate its status as Senior Debt. See "Special Risk Factors -- Priorities of Securities and Other Considerations Relating to Any Future Bankruptcy of the Company" above and "Description of Debentures -- Subordination of Debentures" below. In any bankruptcy or similar proceeding, the indebtedness evidenced by the Debenture may be paid or accounted for only according to its ranking as subordinated debt. Section 11.04 of the Indenture, "Default on Senior Debt" provides in part as follows:

                  "Upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all such Senior Debt shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Debt, before any payment is made by the Company or any person acting on behalf of the Company on account of the principal or interest on the Securities.

                  "The Company may not pay principal of or interest on the Securities and may not acquire any Securities for cash or property other than capital stock of the Company if:

                           "(1)     a default on Senior Debt occurs and is
                  continuing that permits holders of such Senior Debt to
                  accelerate its maturity, . . . ."


         The Company does not know of any Senior Debt currently in default whose holder on account thereof has a right to accelerate it and has instituted any proceeding or given notice in writing addressed to the Company; provided, however, no assurance can be made that such default under any Senior Debt, or other senior claims on the Company's assets, incurred any time, before or after this Consent Solicitation Statement, has not and will not occur.


PROPOSAL NO. 2


         Debentureholders are asked to Consent to waive any unknown or future Events of Default under the Debentures (other than nonpayment of any principal or interest due) that exist at the time, if any, when the Company's consummation of the Exchange and the rescission of the Acceleration results in termination of the Consent Solicitation Period. Accomplishing a rescission of the Acceleration is dependent on the prior cure or waiver of all Events of Default. Section 6.02 of the Indenture quoted under Proposal No. 1 above indicates that to effect a rescission of acceleration, all Events of Default must have been "cured or waived."

         Consent on Proposal No. 2 includes the waiver of Events of Default. Proposal No. 2 also includes the waiver of any known or unknown defaults under the Indenture or the Debentures. The Company is not aware of any such defaults presently existing under the Indenture or the Debentures.

         Consent on Proposal No. 2 includes the waiver of any other defaults, including any other defaults of which the Trustee (or, under specified conditions, the Debentureholders) may otherwise have given notice to the Company (whether now existing or hereafter arising) that would declare a default to become an Event of Default.

         Proposal No. 2 relates not only to any known defaults, but also any unknown defaults as well. The Company asks that the Debentureholders approve the waiver of any other defaults in order to eliminate the possibility of a technical breach or default becoming an Event of Default. A technical default potentially could make the Company subject to demands or claims that the proposed rescission of acceleration is not effective.

         If the Consent of the holders of more than 66 2/3% in principal amount of the Debentures is obtained for Proposal No. 2, the Company will not be deemed to be in default with respect to any Event of Default or other default which exists (whether known or unknown) or which could occur.

         Proposal No. 2 is not a waiver of existing or subsequent defaults in payment of interest due on October 15, 1994; April 15, 1995; October 15, 1995; April 15, 1996; or October 15, 1996 or thereafter; and it is not a waiver of the interest on overdue interest. All interest will in either event be due and payable in accordance with the terms of the Debentures, unless the Debentures are Exchanged by the Debentureholder affected. (The Exchange automatically involves such a waiver by Debentureholders tendering Debentures in the Exchange Offer.) All non-tendered Debentures will entitle the Debentureholder to the interest payment. Such interest must be paid to a paying agent for the benefit of the Debentureholders in order to satisfy a necessary condition to the rescission of the Debentures' Acceleration.

         If Proposal No. 2 is approved by the Debentureholders, the restored non- accelerated status of the Debentures will be maintained notwithstanding any Events of Default or other defaults that are so waived. So long as each of the future semi-annual interest installments until maturity of principal on April 15, 2010, the Company cannot be required to pay or redeem the outstanding principal under the Debentures prior to April 15, 2010. Another acceleration could occur only if the Company commits a future default that is subsequently declared to be, and thereby becomes, an Event of Default and only if proper notices of acceleration are delivered (while such Event of Default is continuing) by record holders of at least 25% of the outstanding principal amount of Debentures.


PROPOSAL NO. 3

         Debentureholders are asked to Consent to the giving of directions to the Trustee under the Indenture to the effect that the Trustee shall not, during the period ending November 1996, pursue any available remedy under or in accordance with the Debentures or Indenture for ongoing Events of Default unless directions to do so are given by the holders of not less than 50% of the outstanding principal amount of Debentures.


         Approval of a majority in principal amount of outstanding Debentures is necessary to effect Proposal No. 3. If Proposal No. 3 is adopted, the Trustee continues to have the ability to pursue any remedy for the existing (or any future) Events of Default or to choose not to do so after November 29, 1996. Instructions to the Trustee to pursue remedies against the Company on account of the Events of Default will not be effective to instigate the Trustee to do so prior to November 30, 1996 if the instruction is made by only 25% of the outstanding Debentures. A 25% level of support for such action makes any such instruction non-binding on the Trustee, and can be disregarded in the Trustee's discretion. The Trustee's discretion can ordinarily be exercised to pursue or not to pursue the remedy if 25% to 50% in principal amount so request. Each Debentureholder is entitled to give notice to the Trustee addressing the question whether the Trustee should declare an Event of Default on account of the claimed existence and continuation of a default under the Indenture or the Debentures. The Trustee is permitted to take the action of declaring an Event of Default, in its discretion, or upon an instruction of 25% or more of the outstanding principal amount of Debentures and must in every case take the action where a majority in principal amount of the Debentures so request. Such rights as may be exercisable by the 25% or more of the Debentures and less than a majority of the Debentures outstanding, although they continue to be exercisable notwithstanding sufficient Consents on Proposal No. 3, are nonetheless ineffective, the effectiveness thereof being deferred until Monday, December 2, 1996) because these rights are subject to the rights which can only be exercised by a majority in principal amount to give instructions to the Trustee on behalf of the Debentureholders and the right to waive defaults and give consents which can only be exercised by two-thirds of the Debentures in principal amount. Debentureholders comprising a majority of the outstanding principal amount can give instructions to take action or not to take action as they may see fit. The Indenture provides that a "majority of the principal amount of Debentures outstanding [that] is required in order to require the Trustee to act."

         Proposal No. 3 will rely upon the right of the majority in principal amount to compel the Trustee to take action by instructing the Trustee to refrain from taking any action. The instruction makes an express exception for taking any action that shall have been subsequently authorized by Debentureholders holding of record a majority of the outstanding principal amount of Debentures. If rather than a majority, merely 25% in principal amount of Debentures give written instruction to the Trustee, the Trustee shall not take such action as instructed, in favor of the majority's Consent on Proposal No. 3. The majority rule is as provided in the Indenture. See "Description of Debentures--Events of Default and Remedies."

         If Proposal No. 3 is adopted, it will become more difficult for the Debentureholders to instruct the Trustee to institute collection or other proceedings against the Company pending completion of the Consent Solicitation Period. Adoption of Proposal No. 3 will instruct the Trustee not to pursue any remedy for ongoing Events of Default under the Debentures during the Consent Solicitation Period unless a majority in principal amount of Debentures instructs the Trustee to pursue any such remedy at such time.

PROPOSAL NO. 4


         Debentureholders are asked to Consent to the waiver of the notice required to be given by the Company to the Trustee under a provision of the Indenture and to waive any claim to receive the sinking fund installment payment that purportedly was due April 15, 1996. Under the terms of the Debentures and the Indenture, scheduled sinking fund payments are reduced by the original principal amount of Debentures that are converted by Debentureholders, that are delivered to the Trustee for cancellation or that otherwise are redeemed by the Company, at the Company's election. Debentureholders converted an aggregate of $36,460,000 of Debentures in March 1991, which exceeded the Company's sinking fund obligations. The Company has given notice to the Trustee to subtract such amounts from the sinking fund obligations effective as to all sinking fund redemption obligations. However, as described further below, the Company's belief that it timely provided adequate notice to the Trustee is not free from doubt, and the Company, therefore, is also seeking consent to the waiver of such notice provisions. That notice provision applies only if and when the Company intends to exercise its rights to reduce its sinking fund payment obligations under the Indenture. The Company exercised its right to reduce and eliminate sinking fund obligations, although the timing and sufficiency of the notice was questioned by the Trustee as to the sinking fund installment of five percent (5%) on April 15, 1996. As a result of the surrender and cancellation in 1991 of approximately $36 million in principal amount of Debentures, the Company was entitled to reduce the amount, to zero, that otherwise would be payable on specified sinking fund payment dates that would commence April 15, 1996 and continue annually through April 15, 2009. Management believes that the Company had given notice of its intention not to make any of the sinking fund installment payments as early as March 1995, when the Company discussed with the Trustee its long-range planning to reinstate the Debentures. The Company stated that all of those Debentures not Exchanged would be paid on April 15, 2010 at the price of 100% of the principal amount. In 1995 the Company also put that understanding into writing and delivered those necessary writings to the Trustee when the Company shared copies of its SEC filings with the Trustee related to the Exchange.

         The Debentureholders, if sufficient Consent is given on Proposal No. 4, can only claim (subject to future acceleration of the Debentures based on future Events of Default) the entitlement to receive payment of 100% of the principal amount of the Debentures on the maturity date of April 15, 2010 and in the meantime to receive all of the semi-annual interest installments each

April 15 and October 15 on outstanding principal at the rate of 7 1/2% per year.

         The Consent of two-thirds in principal amount of currently outstanding Debentures is necessary to approve this Proposal No. 4.


         The Indenture requires notice by the Company to the Trustee that the Company intends to reduce its obligation to make a sinking fund payment, or payments. The Company has previously accepted approximately $36 million dollars in principal amount of Debentures, all of which were surrendered in March 1991 by the holders thereof, who at that time converted their Debentures into Common Stock at a special conversion price. The Company, which thereafter delivered such Debentures to the Trustee for cancellation, is entitled to reduce its sinking fund obligations under the Indenture by the aggregate amount of Debentures theretofore cancelled. The purpose of Proposal No. 4 is to provide a waiver of the notice provision in the Indenture relating to the provisions for sinking fund payments.

         The consent of two-thirds of outstanding principal amount of Debentures is necessary to waive an Event of Default under the Indenture.

         The Company does not concede that it should be required to obtain a waiver of the failure to give notice. The Company received notice from the Trustee to the effect that the sinking fund installment was due and payable on April 15, 1996. The Company believes the notice previously given to the Trustee was adequate; the Company promptly cured the failure to give notice and that such cure was timely made. The failure to give notice may be considered an Event of Default under the Indenture nevertheless.

         Although the Company had provided the Debentures to the Trustee for cancellation and there were sufficient Debentures cancelled in order for the Company to eliminate all of the sinking fund obligations under the Indenture and the Debentures, the notice provision has arguably not been satisfied by the Company. The Company believes that it satisfied the notice provision; however, out of an abundance of caution, the Company desires to further obtain the waiver of notice in order to assure that claims will not be made against the Company with respect to the sinking fund provisions based on a failure to properly give notice in a timely fashion as required. By giving Consent on Proposal No. 4, a Debentureholder will, in effect, be confirming the Company's interpretation.

          The Trustee, whose interpretation of the notice provision is not necessarily a definitive interpretation, informed the Company that the Company had not provided timely notice of its intentions regarding the sinking fund payment due April 15, 1996; however, the Trustee does not dispute the effectiveness of notice given by the Company to eliminate the sinking fund obligations April 15, 1997 through April 15, 2009. The Company responded to the Trustee concerning the 1996 installment by letters dated March 27, 1996, that it believed that it had provided adequate notice to the Trustee and that the notice provision was not yet applicable. The notice from the Trustee and the response letters from the Company are provided as Exhibits 99.22 and 99.23, respectively, hereto, and are incorporated herein by reference.

         The Indenture provides that a provision may be waived by two-thirds in outstanding principal amount of Debentures. Without conceding that the notice provision was applicable or that the time for providing such notice had passed prior to the giving of such notice, the Company is seeking consent on Proposal No. 4 so that, if necessary, the requirement of notice will have been waived by the Debentureholders. The effect of such waiver of notice would be to eliminate claims that a sinking fund payment was due at April 15, 1996. All other conditions to the elimination of such payment obligation were met, other than the giving of notice, which the Company believes it also has met.

         The sinking fund payment due April 15, 1996 would be an obligation to redeem a portion of the aggregate principal amount of Debentures equal to five percent (5%) thereof. The amount of Debentures outstanding at such date was $9,538,000; five percent of $9,538,000 is $476,900 ($50 per $1,000 of principal amount). However, the aggregate principal amount, as such term is used in the sinking fund provisions of the Indenture, is not specifically defined and, therefore, cannot be entirely free of ambiguity. Such term might refer, it may be arguable, to the originally outstanding $46 million in principal amount of Debentures; in that case, five percent would represent $2,300,000 in principal amount of Debentures. Such interpretation has not been heretofore adopted by the Trustee. The Company's Management believes that this interpretation would distort the sinking fund provisions. However, Consent on Proposal 4 also will be a relinquishment of any arguable claim that approximately 23% of the principal amount ($241.14 per $1,000 of principal amount) matured at April 15, 1996 because $2,300,000 of payment obligation would be allocated among the $9,538,000 in principal amount of Debentures.

         Sinking fund payments would be applied to the redemption, pro rata, of a portion of all of the outstanding Debentures. Debentures that are redeemed are, to the extent redeemed, cancelled and retired. Although Debentures that are redeemed are paid the full at the rate of 100% of the portion of the principal amount redeemed, once paid, such Debentures no longer bear interest. Payment of principal also has tax consequences to be considered, although this Proposal only affects the timing of the receipt of payment.

         Those Debentureholders who Consent on this Proposal also are in effect waiving their rights as Debentureholders to contest the efficacy of this Proposal. It could be argued by any non-Consenting Debentureholder that Proposal No. 4 requires Consent by each particular Debentureholder affected, by claiming that Proposal No. 4 in effect is a waiver of a payment of a portion of the principal amount. The Indenture requires each particular Debentureholder affected to waive a payment due. Debentureholders who give Consent and continue to hold Debentures (i.e., that do not tender their Debentures for the Exchange) will be waiving any right to the sinking fund installment of April 15, 1996. Debentureholders who neither give Consent nor tender their Debentures for the Exchange may have claims against the Company for the sinking fund installment notwithstanding the adoption of Proposal No. 4, although the Company intends to vigorously contest any such claims.

         Although, arguably, by waiving the notice provision, Debentureholders may be waiving their rights to claim the April 15, 1996 sinking fund payment, the Company has no intention whatsoever of making such sinking fund payment in any event, as it believes that the notice provision was completely satisfied. Further, as to all future sinking fund obligations after 1996 and concluding in the year 2009, the Company has, without doubt, eliminated the sinking fund payment obligations entirely. The waiver requested in Proposal No. 4, therefore, would only affect the April 15, 1996 sinking fund payment. The Trustee ultimately will determine its course of action from its own interpretation and decision concerning (a) first, whether any default or claimed default has occurred under the Indenture and the Debentures, (b) second, whether the default can be waived by two-thirds (and not require each Debentureholder affected to waive or consent), and (c) third, whether Proposal No. 2 is effective as such a waiver.


                          INTERESTS OF CERTAIN PERSONS

         The directors and executive officers who served the Company since June 1, 1994 have no substantial interest, direct or indirect, by security holdings or otherwise, in the approval or disapproval of Proposals No. 1, No. 2, No. 3 and No. 4, except as holders of Common Stock generally. The rescission of acceleration is anticipated to affect positively the interests of the Company generally and the interests of the holders of the Common Stock. See "Special Risk Factors -- Priorities of Securities and Other Related Considerations Relating to Any Future Bankruptcy of the Company," above.

                           PRINCIPAL DEBENTUREHOLDERS


         The following table sets forth information concerning beneficial ownership of Debentures. Such information is given as of August 31, 1996 (the "reporting date"). At the reporting date, $9,538,000 in principal amount of Debentures was outstanding. According to rules adopted by the Commission, "beneficial ownership" of Debentures for this purpose is the power to vote them or to direct their investment, and includes the right to acquire beneficial ownership of Debentures within 60 days after the reporting date. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to Debentures beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Debentures.

                                                  Amount and Nature of               Percent
           Name of Beneficial Owner               Beneficial Ownership              of Class
           ------------------------               --------------------              -------
William H. Boucher                                         0                            *
J. Marvin Feigenbaum                                       0                            *
Stuart J. Ghertner, Ph.D.                                  0                            *
Ronald G. Hersch, Ph.D.                                    0                            *
Drew Q. Miller                                             0                            *
W. James Nicol                                             0                            *
Kerri Ruppert                                              0                            *
Chriss W. Street                                           0                            *
All executive officers and
  directors as a group (8 persons)                         0                            *

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth information concerning beneficial ownership of Common Stock. Such information is given as of September 25, 1996 (the "reporting date"). A total of 2,928,682 shares of Common Stock were outstanding, entitled to one vote per one whole share. According to rules adopted by the Commission, "beneficial ownership" of securities for this purpose is the power to vote them or to direct their investment, and includes the right to acquire beneficial ownership within 60 days. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                            Amount and Nature of     Percent
       Name of Beneficial Owner             Beneficial Ownership     of Class
--------------------------------------------------------------------------------
William H. Boucher                                12,500     (1)          *
J. Marvin Feigenbaum                              24,166     (2)          *
Stuart J. Ghertner, Ph.D.                          5,000     (3)          *
Lindner Funds (4)                                586,700     (4)       18.1
Ronald G. Hersch, Ph.D.                           48,667     (5)        1.6
Drew Q. Miller                                         0     (6)          *
W. James Nicol                                    12,612     (7)          *
Kerri Ruppert                                     42,250     (8)        1.4
Chriss W. Street                                 179,060     (9)        5.8
All executive officers and
  directors as a group (8 persons)               324,255    (10)       10.0

----------------

(1) Includes 12,500 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date.

(2) Includes 24,166 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date.

(3) Includes 5,000 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date. Dr. Ghertner was appointed Interim Chief Operating Officer of the Company on August 15, 1996; and on September 3, 1996, was named Interim President of the Company's majority-owned subsidiary, Comprehensive Behavioral, Inc.

(4) The mailing address of Lindner Funds is c/o Ryback Management Corporation, 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105. Includes 336,700 shares currently reserved for issuance upon conversion of a Secured Convertible Note dated January 9, 1995 and 250,000 shares sold under an Amended Common Stock Purchase Agreement dated June 29, 1995 that are issuable on approval of listing on the NYSE and completion of administerial matters. Lindner Funds, as described in its Schedule 13G, holds the shares and convertible debt in more than one fund.

(5) Includes 8,334 shares held directly and 40,333 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date. On September 3, 1996, Dr. Hersch was named Vice President - Strategic Planning and Development for the Company.

(6) Mr. Drew Miller was an executive officer of the Company as of the end of the 1996 fiscal year and until August 14, 1996, at which time he resigned as Senior Vice President and Chief Operating Officer. Mr. Miller's mailing address is 775 Oakwood Street, Orange, California 92669.

(7) Includes 56 shares held by Mr. Nicol's spouse as custodian for his three minor children, all of whom reside with Mr. Nicol, and 12,556 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date.

(8) Consists of 42,250 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date.

(9) Includes 6,560 shares held directly and 72,500 shares subject to options that are presently exercisable or exercisable within 60 days after the reporting date. Also includes 5,000 vested shares and 95,000 restricted shares under a restricted stock agreement over which the holder has sole voting power, the issuance of which is pending administerial matters.

(10) Includes a total of 209,305 shares subject to outstanding options that are presently exercisable or exercisable within 60 days after the reporting date and 5,000 vested and 95,000 restricted shares over which the holder has sole voting power, the issuance of which is pending.

       PRO FORMA CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF OPERATIONS

         The following tables set forth (1) the pro forma consolidated balance sheets of the Company as of May 31, 1996, which give effect to the Exchange for 100% of the outstanding Debentures and 30% of the outstanding Debentures, respectively, after adding the non-recurring gains attributable to the Exchange and deducting the Company's estimated expenses; and (2) the pro forma consolidated statements of operations of the Company for the fiscal year ended May 31, 1996, which give effect, as of the beginning of the fiscal year, to the Exchange for 100% of the outstanding Debentures and 30% of the outstanding Debentures, respectively, and reports only in the notes thereunder, and does not include in the Pro Forma Statements of Operations, the pro forma results of the Exchange in terms of earnings after the effect of the non-recurring gains to be recognized upon such Exchange.

         For purposes of the presentation in the following pro forma financial statements, an assumed value of $7.50 per share ("Assumed Value Per Share") has been assigned to the Company's Common Stock to be issued and delivered to Debentureholders in the Exchange. The Assumed Value Per Share is not intended to reflect any opinion or prediction as to the actual fair market value of the Common Stock at any particular date.

         These pro forma consolidated financial statements do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The consolidated financial statements and notes to consolidated financial statements included in the Form 10-K for the fiscal year ended May 31, 1996 as filed with the Securities and Exchange Commission on August 29, 1996, provide additional disclosures and a further description of accounting policies.

         The Company's pro forma financial statements are presented on the basis that it is a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company incurred significant losses from operations in fiscal 1995 and continued to report operating losses for fiscal 1996. The continuation of the Company's business is dependent upon the resolution of operating and short-term liquidity problems and the realization of the Company's plan of operations, and the consolidated financial statements do not include any adjustments that might result from an unfavorable outcome of this uncertainty.

                         COMPREHENSIVE CARE CORPORATION
                      Pro Forma Consolidated Balance Sheets
                               As of May 31, 1996
                (Dollars in Thousands, except per share amounts)


                                                                              Pro Forma (Unaudited)
                                                   May 31, 1996
                                                    (Audited)    Adjustments    100%      Adjustments    30%
                                                    ---------    -----------  --------    ----------- ------
ASSETS
Current assets:
  Cash and cash equivalents....................    $  4,433     $ (5,532)(1)  $(1,099)    $ (2,813)(6)  $ 1,620

  Accounts receivable, less allowance
    for doubtful accounts of $877..............       2,476           --        2,476           --        2,476
  Other receivables............................       1,478           --        1,478           --        1,478
  Property and equipment held for sale.........       1,233           --        1,233           --        1,233
  Other current assets.........................         352           --          352           --          352
                                                   --------     --------     --------     --------      -------

Total current assets...........................       9,972       (5,532)       4,440       (2,813)       7,159
                                                   --------     --------     --------     --------      -------

Property and equipment ........................       9,863           --        9,863           --        9,863
Less accumulated depreciation and amortization.      (3,590)          --       (3,590)          --       (3,590)
                                                   --------     --------     --------     --------      -------

Net property and equipment.....................       6,273           --        6,273           --        6,273
                                                   --------     --------     --------     --------      -------

Property and equipment held for sale...........       6,915           --        6,915           --        6,915
Other assets...................................       1,958           --        1,958           --        1,958
                                                   --------     --------     --------     --------      -------

Total assets...................................    $ 25,118       (5,532)    $ 19,586       (2,813)     $22,305
                                                   ========     ========     ========     ========      =======
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities....    $ 10,714     $ (1,573)(2) $  9,141     $ (1,573)(7)  $ 9,141
   Long-term debt in default...................       9,538       (9,538)(3)       --       (9,538)(8)       --
   Current maturities of long-term debt........       2,464           --        2,464           --        2,464
   Unbenefited tax refund received.............       7,018           --        7,018           --        7,018
   Income taxes payable........................         410           --          410           --          410
                                                   --------     --------     --------     --------      -------

Total current liabilities......................      30,144      (11,111)      19,033      (11,111)      19,033
                                                   --------     --------     --------     --------      -------

Long-term debt, excluding current maturities...          24           --           24        6,677 (9)    6,701
Other liabilities..............................         749           --          749           --          749
Minority interest..............................       1,000           --        1,000           --        1,000
COMMITMENTS AND CONTINGENCIES
  (See Note 15 to the Company's Consolidated
  Financial Statements included in its Annual
  Report on Form 10-K for the fiscal year ended
  May 31, 1996, incorporated herein by this
  reference)

Stockholders' equity:
   Preferred stock, $50.00 par value;
     authorized 60,000 shares..................          --           --           --           --           --
   Common stock, $.01 par value;
     authorized 12,500,000 shares;
     issued and outstanding 2,848,685..........          28            2 (4)       30            1 (10)      29
   Additional paid-in capital..................      43,931        1,715 (4)   45,646          514 (10)  44,445
   Accumulated deficit.........................     (50,758)       3,862 (5)  (46,896)       1,106 (11) (49,652)
                                                   --------     --------     --------     --------      -------

Total stockholders' equity (deficit)...........      (6,799)       5,579       (1,220)       1,621       (5,178)
                                                   --------     --------     --------     --------      -------

Total liabilities and stockholders' equity.....    $ 25,118     $ (5,532)    $ 19,586     $ (2,813)     $22,305
                                                   ========     ========     ========     ========      =======


                       (footnotes begin on following page)

-------------------------------------

  (1) Represents payment of $4,769,000 in principal ($500 payable in cash per $1,000 of principal amount) and $763,000 in interest ($80 payable in cash per $1,000 of principal amount).

  (2) Represents cancellation of $1,550,000 in accrued interest and $98,000 in default interest, each at the rate of 7 1/2% per year, partially offset by the accrual of $75,000 in related filing expenses.

  (3) Represents Debenture payoff of $4,768,000 in cash, the issuance of $1,716,000 in common stock, and the realization of $3,054,000 of cancellation of debt (non-recurring gain).

  (4) Using the $7.50 Assumed Value Per Share, less the $.01 par value per share of common stock: (a) the aggregate par value is computed by multiplying 228,912 shares of common stock by the $.01 par value per share; and (b) the additional paid in capital is derived by multiplying the remaining $7.49 per share ($7.50 less $.01) by 228,912 shares.

  (5) Represents non-recurring gains of $3,052,000, $787,0000, and $98,000 in the exchange of Exchange Consideration for principal, interest and default interest, respectively, partially offset by the accrual of $75,000 in related filing expenses.

  (6) Represents payment of $1,431,000 in principal ($500 payable in cash per $1,000 of principal amount), $1,313,000 in interest, plus $69,000 in default interest (the sum of $80 payable in cash per $1,000 of principal amount plus the interest on 70% of the principal amount at the rate of 7 1/2% per year from April 15, 1994 to June 1, 1995 plus interest on default interest at the same rate of 7 1/2%).

  (7) Represents cancellation of $1,550,000 accrued interest and $98,000 in default interest, each at the rate of 7 1/2% per year, partially offset by the accrual of $75,000 in related filing expenses.

  (8) Represents Debenture payoff of $1,431,000 in cash, $514,000 in common stock (at the $7.50 Assumed Value Per Share), and $916,000 forgiveness of debt (non-recurring gain), and reclassification of $6,677,000 from a long-term debt in default to a long-term debt.

  (9) Reclassification of $6,677,000 unexchanged Debentures from a long-term debt in default to a long-term debt.

 (10) Additional paid-in capital of $7.49 (at the $7.50 Assumed Value Per Share less the $0.01 par value per share) multiplied by 68,674 shares of common stock = $514,368. Aggregate par value of 68,674 shares of common stock multiplied by $.01 per share = $687.

 (11) Represents non-recurring gains of $916,000, $236,000, and $29,000 in the exchange of Exchange Consideration for principal, interest and default interest, respectively, partially offset by the accrual of $75,000 in related filing expenses.

                         COMPREHENSIVE CARE CORPORATION
                 Pro Forma Consolidated Statements of Operations

                         Fiscal Year Ended May 31, 1996
                (Dollars in Thousands, except per share amounts)

                                                                              Pro Forma (Unaudited)
                                                                   -------------------------------------------
                                                   May 31, 1996
                                                     (Audited)     Adjustments    100%      Adjustments      30%
                                                     ---------     -----------  --------    -----------  ----------
Revenues:
  Operating revenues.............................    $  32,488    $       --    $ 32,488     $     --     $  32,488

Costs and expenses:
  Direct healthcare operating expenses...........       29,208            --      29,208           --        29,208
  General and administrative expenses............        7,632            75(1)    7,707           75(1)      7,707
  Provision for doubtful accounts................          934            --         934           --           934
  Depreciation and amortization..................        2,099            --       2,099           --         2,099
  Write-down of assets...........................           --            --          --           --            --
  Restructuring expenses.........................           94            --          94           --            94
  Equity in loss of unconsolidated affiliates....          191            --         191           --           191
                                                     ---------    ----------    --------     --------     ---------
Total Costs and Expenses ........................       40,158            75      40,233           75        40,233
                                                     ---------    ----------    --------     --------     ---------

Loss from operations ............................       (7,670)          (75)     (7,745)         (75)       (7,745)
                                                     ---------    ----------    --------     --------     ---------

  Gain on sale of assets.........................        1,336            --       1,336           --         1,336
  Loss on sale of assets.........................          (82)           --         (82)          --           (82)
  Non-operating gain.............................          860            --         860           --           860
  Interest expense...............................       (1,374)          791(2)     (583)         237(3)     (1,137)
  Interest income................................          210            --         210           --           210
                                                     ---------    ----------    --------     --------     ---------
Loss before income taxes.........................       (6,720)          716      (6,004)         162        (6,558)

  Benefit for income taxes.......................        2,478            --       2,478           --         2,478
                                                     ---------    ----------    --------     --------     ---------

  Loss before extraordinary item.................    $  (4,242)   $      716    $ (3,526)    $    162     $  (4,080)
                                                     =========    ==========    ========     ========     =========

Loss per common share:
  Loss before extraordinary item.................    $   (1.60)   $     0.27    $  (1.33)    $   0.06     $   (1.54)
                                                     =========    ==========    ========     ========     =========


----------------------------

(1) Represents legal, accounting, printing, distribution and filing fees related to the Exchange.

(2) Represents $715,000 of Debenture interest accruing at 7 1/2% on $9,538,000 of principal amount and $76,000 of default interest which is calculated at an interest rate of 7 1/2% of unpaid interest and would not have accrued assuming the Exchange occurred effective June 1, 1995.

(3) Represents $214,000 of Debenture interest accruing at 7 1/2% on $9,538,000 of principal amount and $23,000 of default interest which is calculated at an interest rate of 7 1/2% of unpaid interest and would not have accrued assuming the Exchange occurred effective June 1, 1995.

         The Pro Forma Consolidated Statements of Operations do not reflect the non-recurring gain resulting from the Debenture Exchange, which is estimated to be approximately $3,862,000 and $1,106,000, respectively, before taxes, on a 100% or 30% Exchange of the outstanding $9,538,000 in principal amount of Debentures.

         Assuming 100% of the Debentures are converted, the portion of the gain attributable to unpaid principal and interest is $3,052,000 and $885,000, respectively. The principal gain is computed by subtracting from the $9,538,000 of outstanding principal, $4,769,000 of cash ($500 per $1,000 of outstanding principal) and the issuance of $1,717,000 of common stock (24 shares per $1,000 of outstanding principal multiplied by the $7.50 Assumed Value Per Share). The interest gain is computed by multiplying 7 1/2% by the principal amount outstanding for the period from April 1, 1994 to May 31, 1996 plus interest at 7 1/2% on the unpaid default interest amount for the period from October 1, 1994 to May 31, 1996 based on an increasing default balance as additional payments became due less $80 per $1,000 of $9,538,000 (100% of outstanding principal amount).

         Assuming 30% of the Debentures are converted, the portion of gain attributable to unpaid principal and interest is $915,000 and $266,000, respectively. The principal gain is computed by subtracting from the 30% of the $9,538,000 of outstanding principal equaling $2,861,00, $1,431,000 of cash ($500 per $1,000 of 30% outstanding principal) and the issuance of $515,000 of common stock (24 shares per $1,000 of 30% outstanding principal multiplied by the $7.50 Assumed Value Per Share). The interest gain is computed by multiplying 7 1/2% by the 30% principal amount outstanding for the period of April 1, 1994 to May 31, 1996 plus interest of 7 1/2% on the unpaid default interest amount for the period from October 1, 1994 to May 31, 1996 based on an increasing default balance as additional payments became due less $80 per $1,000 of $2,861,000 (30% of outstanding principal).

                    POTENTIAL FEDERAL INCOME TAX CONSEQUENCES

         The discussion under the heading "Potential Federal Income Tax Consequences" in the Offering Circular expresses the Company's understanding as to all material federal income tax consequences of the Exchange to the Debentureholder that participates by tendering Debentures for Exchange to the Company. Debentureholders should consult the Offering Circular for that information in connection with deciding whether to tender in the Exchange Offer or to the extent that an understanding of the Company's potential federal income tax consequences arising from the Exchange may be relevant. Consent on the Proposals will be necessary in order to allow the Company to consummate the Exchange. The potential federal income tax consequences of the Exchange are as set forth in the Offering Circular under the heading "Potential Federal Income Tax Consequences."

EFFECTS ON THE DEBENTUREHOLDERS

         For federal income tax purposes, none of the Proposals would make any material difference to the Debentureholder regarding the tax consequences of holding Debentures.

EFFECTS ON THE COMPANY

         For federal income tax purposes, none of the Proposals would make any material difference to the Company regarding the tax consequences of being the issuer of Debentures.

LIMITATIONS AND QUALIFICATIONS OF THE DISCUSSION

         The foregoing discussion contains information regarding federal income tax consequences of the Proposals to a typical taxpayer who does not participate in the Exchange. The discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

         The summary is based upon the Internal Revenue Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, which change may be retroactive, and any such change could affect the continuing validity of this discussion.

         EACH DEBENTUREHOLDER IS URGED TO SEEK HIS, HER OR ITS OWN TAX ADVICE. All Debentureholders are urged to consult their own tax advisors concerning the federal, state, local and foreign tax consequences of the Proposals to them in their particular circumstances.


                              THE PROPOSED EXCHANGE

         The references herein to the Exchange Offer, or the like, are not intended to imply or indicate that any offer of exchange is made in this Debenture Consent Solicitation Statement expressly or impliedly. The Exchange Offer only will be made pursuant to the accompanying Offering Circular, Schedule 13E-4, Letter of Transmittal and the documents referred to therein (collectively, "Exchange Offer Documents"). The Company desires the Exchange Offer to be an offer to its Debentureholders to surrender for exchange each $1,000 in outstanding principal amount of Debentures, and accrued and unpaid interest to the exchange date, which at November 15, 1996 will aggregate $208.98 of interest per $1,000 in outstanding principal amount, for an Exchange Consideration aggregately of $580 in cash and 24 shares of Common Stock, which will be comprised of $500 in cash and 16 shares Common Stock, as principal, plus $80 in cash and 8 shares of Common Stock, as interest (the "Exchange Offer"). Unless the Consents requested herein are granted by the Debentureholders holding the necessary aggregate principal amount of Debentures to effect rescission of acceleration of the Debentures, the Company will not have any obligation to effect the Exchange and pay Exchange Consideration. The Company does not presently contemplate completion of the Exchange unless the Debenture acceleration is rescinded and the Company's funding is adequate to pay Exchange Consideration to all tendering Debentureholders and default interest, and interest thereon, to all non- tendering Debentureholders, because the Company does not expect to be able to make the payment of $9,538,000 principal plus $1,993,294 interest, as of November 15, 1996, that would be required in order to retire the Debentures. The Indenture also requires the Company to satisfy the Company's financial commitments that are senior to the Debentures and have become due. A rescission of acceleration of the Debentures would effect a reinstatement of the Debentures to their original non-accelerated terms, and that should result in an immediate improvement in the Company's working capital deficit. There may be potentially some relative improvement in the Company's debt-carrying ability.


         The Debentureholders may wish to consider the opportunity that the Company is providing to the Debentureholders to exchange their Debentures for Exchange Consideration. However, should the Company's financial position after rescission of acceleration and until the original maturity date of the Debentures improve to such extent as Debentures can be paid in full on maturity, the Debentureholders may wish to continue holding Debentures, as well as giving Consent. Giving Consent will not effectively tender your Debentures. The manner of tendering Debentures is described in the Exchange Offer Documents.

         The Company cannot purchase any Debentures, otherwise than in an exchange pursuant to the Exchange Offer, until the expiration of at least ten business days after the termination of the Exchange Offer, and has no intention presently to do so thereafter.

         A registered Debentureholder's right to Consent will continue despite tendering Debentures in the Exchange Offer, until such tendered Debentures are accepted by the Company in the Exchange. A registered Debentureholder who tenders Debentures in the Exchange Offer will also thereafter be able to revoke a previous Consent. On the date or dates that Debentures are exchanged for Exchange Consideration (the "Exchange Date"), the Debentures accepted for payment will become the Company's, and such aggregate number of Debentures shall be excluded thereafter from voting and from the calculation of the percentage required for Consent.

         It is each beneficial and record Debentureholder's right to elect not to tender such holder's Debentures. Nevertheless, there can be no assurance that the aggregate market value of the Debentures (plus the default interest paid) after a rescission of acceleration will be as great as the aggregate market value of the Debentures while they continue to be immediately due and payable. Debentureholders are urged, in addition to Consenting, to carefully consider the Exchange Offer. After the Exchange Offer, the trading in the Debentures may become more thin and sporadic, which could adversely affect the liquidity of an investment in the Debentures.

         A rescission of acceleration of the Debentures will not alter the rights, pursuant to the Indenture, of Debentureholders to accelerate the Debentures following any future Event of Default by the Company. In anticipation that rescission of acceleration will be accomplished, the Company is concurrently making the Exchange Offer. Concurrently with the Debenture Consent Solicitation, therefore, each Debentureholder will find it necessary to decide whether or not to tender Debentures based on either the current acceleration or the possibility that a rescission of acceleration will be effected, which may have the significant effect of reinstating the Debentures' original maturity date of April 15, 2010. In doing so, each Debentureholder should consider the information set forth in the Exchange Offer Documents pertaining to the Exchange Offer and not only the information set forth herein.

         The Exchange Offer is being made by the Company in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 3(a)(9) of the Securities Act. The Company, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting Debentureholders to give Consents or to exchange Debentures. Directors, officers and regular employees of the Company, who will not receive additional compensation therefor, may solicit Debentureholders to give Consents and/or to exchange Debentures.

BACKGROUND

         The Debentures were issued by the Company on April 25, 1985. On October 17, 1994, the Company failed to make an interest payment as described in the next paragraph. On or about February 10, 1995, an acceleration of all principal and interest due under the Debentures was declared. Thereafter, on February 24, 1995, an involuntary bankruptcy petition was filed against the Company. The petition was dismissed on March 6, 1995 with the consent of the petitioners.


         The Company has missed four semi-annual interest payments, due October 15, 1994, April 15, 1995, October 15, 1995, and April 15, 1996, respectively, and another semi-annual interest payment is due October 15, 1996. It is estimated that the interest (and default interest thereon) accrued through November 15, 1996 will aggregate $1,993,294.

         Except for the effects of acceleration of the Debentures, the maturity date of the Debentures would be April 15, 2010, and interest would be payable semi-annually on each April 15 and October 15. See "Default on Debentures" below. The Company has outstanding $9,538,000 in principal amount of Debentures. The Debentures were issued for a price equal to 100% of the aggregate original principal amount of $46.0 million. Since that time, $36,462,000 aggregate principal amount of Debentures have been converted by their holders into Common Stock. No sinking fund obligations under the Debentures apply to the Company on account of the cancellation of such Debentures. See "The Proposals--Proposal No. 4" above. The interest cost to the Company under the Debentures is 7 1/2% of the outstanding principal amount per year and, while a nonpayment continues, includes interest at the annual rate of 7 1/2% on the overdue amounts. If the Exchange is accomplished, the reduction of the Debenture's debt service requirement would decrease the Company's future cash flow requirement. The Debentures currently are redeemable, in whole or in part, by the Company at 100% of face value.

         DEFAULT ON DEBENTURES

         The Company's losses in fiscal 1995 caused the Company to suspend interest payments to the holders of the Company's Debentures. As a result, the Company notified the Trustee that the Company was proposing a default interest payment date. After the default interest payment date was announced, but prior to payment, a group of Debentureholders and others purporting to hold an aggregate of 25% of the principal amount of the Debentures then outstanding declared on or about February 10, 1995 an acceleration of the principal in the aggregate amount of $9,538,000 plus interest and default interest accrued from April 15, 1994, which thereby became immediately due and payable. A subset of such persons filed an involuntary petition on February 24, 1995 in United States Bankruptcy Court for the Northern District of Texas against the Company under Chapter 7 of the U.S. Bankruptcy Code, which was dismissed, with the consent of the petitioners, on March 6, 1995 following the execution of the Letter Agreement described below.

         AGREEMENT OF PARTICIPATING SECURITYHOLDERS

         On March 3, 1995 the Company entered into a letter agreement (sometimes herein called the "Letter Agreement") with Mr. Jay H. Lustig, an individual who was representing certain holders of Debentures ("Participating Securityholders") owning or purporting to own approximately 25% in outstanding principal amount of Debentures who had taken the action to accelerate Debentures and filed an involuntary petition for bankruptcy of the Company on February 24, 1995. For the reasons set forth below, the Company believes that it is not bound by the Letter Agreement. The Exchange is being made by the Company voluntarily and includes certain of the concepts of the Letter Agreement as a framework for the currently proposed Exchange. Some of the terms of the proposed Exchange Offer are different from the Letter Agreement. See "Differences Between the Exchange Offer and the Letter Agreement's Contemplated Exchange" below.

         The Letter Agreement provided for a consensual out-of-court resolution that the Company's Board of Directors approved as being in the best interests of the Company and its stockholders and other stakeholders. Pursuant to the Letter Agreement, the holders' representative agreed to provide notices of waiver of the interest non-payment default, notices of rescission of the Debenture acceleration and the effects thereof, and consent to the immediate dismissal of the involuntary Chapter 7 petition filed on February 24, 1995 from holders of $2.5 million in outstanding principal amount of Debentures by March 31, 1995 and to use best efforts to provide waivers of the interest default and notice of rescission of acceleration from the additional amount necessary to constitute a majority of outstanding principal amount of Debentures. In return, the Company agreed to provide an opportunity within 180 days to holders of Debentures to tender their Debentures to the Company pursuant to an exchange offer to be made by the Company to the holders of Debentures. The exchange offer consideration was to consist of a payment of $500 in cash; $120 worth in shares of Common Stock at a defined value equal to an average market price calculated based on every round-lot trade over a specified trading period; and an $80 portion, in cash, of the accrued and unpaid interest. The balance of accrued interest and default interest in excess of such $80 was required to be waived by the record holder at the record date for interest payment.

         In addition, the Letter Agreement provided for a pledge by the Company after 150 days of all of the shares of CareUnit, Inc., a wholly-owned operating subsidiary of the Company, to secure the Company's obligation to complete the exchange on the agreed upon terms or otherwise to purchase Debentures, provided that the holder's representative and the Participating Securityholders had in each material respect performed their obligations required to be performed.

         Under the Letter Agreement, one of the material objectives was to obtain from the holders of a majority interest in the Company's outstanding Debentures a consent to, or waiver of, certain incidents of non-compliance with, and to rescind acceleration of, the Debentures. The Company believes the continuing acceleration results in material part from non-performance of material obligations by the Participating Securityholders. Although the Letter Agreement is not binding upon the Company, in its view, the currently proposed Exchange Offer is being made by the Company voluntarily and includes certain of the concepts of the Letter Agreement as a framework for the proposed

Exchange. The Company believes that the Exchange Offer as presently contemplated will substantially comply with all material terms of the Letter Agreement in any case.

         The Debentureholders represented by Mr. Lustig consented to withdrawal of the bankruptcy petition, and the Company was advised by Mr. Lustig that each of them submitted notices of rescission of acceleration. Such Participating Securityholders did not hold a majority in principal amount of the Debentures. Management believes that the Participating Securityholders nevertheless did not use best efforts to solicit or to cause the Trustee to solicit notices of rescission of acceleration from other Debentureholders as necessary in order that notices of rescission of acceleration would be given by a majority in principal amount of the Debentures.

         DIFFERENCES BETWEEN THE EXCHANGE OFFER AND THE LETTER AGREEMENT'S CONTEMPLATED EXCHANGE

         The Exchange Consideration includes a precise number of shares of Common Stock that was calculated as closely as practicable based on a formula from the Letter Agreement. The Letter Agreement provided for a number of shares of Common Stock calculated based on the reported prices on the NYSE Composite Tape during a defined trading period -- March 6, 1995 through May 19, 1995. The Exchange Consideration is based on the same trading period. The Exchange Consideration was calculated based on the weighted average closing price, although the Letter Agreement specified that the price "averaging" calculation was to have been based on the average price of each and every round-lot trade (100 shares or more). The information necessary for the specified calculation, as the Company experienced, is obtainable only within a short time following the trading day involved. When the Company's request for the specified dates was received by one of the few appropriate sources for such data, such data was no longer available for the beginning half of the trading period. The $7.50 defined worth per share is an approximation of $7.47, which was the "weighted average" trading price during the specified period (price times volume reported on the NYSE Composite Tape). The actually calculated value of $7.47 would have produced fractional shares. The $7.47 amount was calculated based on the daily closing prices over the same trading period, with the weighted daily closing prices for daily composite volume to follow the framework of the Letter Agreement by making trading volume a factor. This method is believed to approximate the Letter Agreement method as well as reasonably possible throughout the specified trading period. The Company was unable to utilize the individual round-lot trading prices to know the results of such a calculation, but believes the results would not be materially different from $7.50.

         The Letter Agreement provided that the previously proposed exchange would be consummated within 180 days; provided, however, that the Company promised to use "best efforts" and its obligation to consummate the exchange was expressly conditioned upon the satisfaction of Participating Securityholders' obligations. Management of the Company believes that the continuance of the nonpayment of the Debentures by approximately one year beyond such 180 days contemplated in the Letter Agreement makes its offer of an additional eight (8) shares of Common Stock per $1,000 principal amount exchanged, as interest, comparable in attractiveness to the offer contemplated by the Letter Agreement and reasonable in the circumstances, although no assurance is given as to the actual amount of value that should be given to one share of Common Stock or the proceeds thereof at any particular date, and no assurance is given that the additional shares compensate financially for the time value of the money not received previously.

         The Letter Agreement provided for an agreement by the Company in favor of all of the Debentureholders not to pledge the shares of CareUnit after the date of the Letter Agreement in order for the Company to be prepared to satisfy a future obligation, as of approximately July 29, 1995, to pledge those shares under the Letter Agreement. The Company was willing and ready to do so, but only if the Participating Securityholders had performed all of their material obligations under the Letter Agreement (with opportunity for cure if cure was possible). The Company has not pledged the shares to any person, and has no intention of doing so. Such pledge would have been to secure "the Company's obligation to purchase the Debentures on and subject to the terms and conditions of the Letter Agreement or otherwise." Management of the Company believes that the Company's obligations to perform the pledge of CareUnit shares did not arise because Participating Securityholders did not use best efforts to provide notices of rescission of acceleration signed by a majority of the outstanding principal amount of Debentures. The Letter Agreement also provided that a disposition of the shares for the benefit of satisfying the Debentures would have been permitted at any time after approximately August 28, 1995, which was 180 days after March 3, 1995. No pledge of the CareUnit shares is contemplated by the Company because in its view the particular provision of the Letter Agreement related thereto is not binding upon the Company because of the failure on the part of the other parties thereto to perform under the conditions thereof. The Company's management determined that making such a pledge would materially impair the Company's business and financial prospects.


         Pursuant to the Letter Agreement, every holder of Debentures who tendered them for exchange was to receive interest in an amount of $80 in cash in lieu of receiving the full actual amount of the interest. The Exchange Offer interest payment as contemplated today differs by including an additional eight
(8) shares of Common Stock. To the extent the accrual exceeded the designated $80 in cash as interest, the tender of Debentures was to constitute a waiver of excess accrued interest. At November 15, 1996, $208.98 of interest will have accrued per $1,000 of principal amount. The Company believes that increasing the interest payment with shares of Common Stock should provide Debentureholders an Exchange Offer that offers comparable incentive taking into account the original framework of the Letter Agreement and conserves the Company's cash funds for future needs.

         Because of the failure, in the Company's judgment, of the Participating Securityholders to use best efforts to deliver the rescissions of the acceleration and waiver of defaults by the registered owners of a majority in principal amount of the Debentures, the Company is seeking the Consent of Debentureholders through this solicitation. The Letter Agreement did not contemplate a Company solicitation similar to this Statement, or the Company's resulting costs, expenses and time consumed.

         PRICE OF DEBENTURES AND COMMON STOCK PRIOR TO ANNOUNCEMENT

         As of March 2, 1995, the date preceding the public announcement of the intention to make the Exchange Offer, the bid price for Debentures per each $1,000 principal amount was $360 and the asked price was $390. Debenture prices were reported to the Company informally, directly from brokers in the over-the-counter market, and such reports are not intended to indicate that active trading exists.

         As of March 2, 1995, the NYSE Composite Tape reported that the Company's Common Stock high sales price was $6, low sales price was $5 5/8, and closing sales price was $5 3/4.


         As of September 5, 1996, the bid and asked prices for the Debentures were $740 and $790, respectively, as reported by a broker. The low and high sales prices for the Company's Common Stock on October 1, 1996 were $12 1/4 and $12 7/8, respectively, as reported on the NYSE Composite Tape, and the closing sales price was $12 7/8.


EXCHANGE OFFER FUNDING REQUIREMENTS AND SOURCES

         The proposed Exchange Offer will require, if accomplished at all, the issuance of up to 228,912 shares of the Company's Common Stock to fund the stock portion of the Exchange. Principal of $500 in cash and sixteen (16) shares of Common Stock will be a designated principal portion of the Exchange Consideration. Accrued interest to the extent of $80 in cash plus eight (8) shares of Common Stock per $1,000 principal amount of Debentures will be a designated interest portion of the Exchange Consideration.


         Assuming that a majority in principal amount of Debentures consent to give notice of rescission of acceleration, then the acceleration will be rescinded if and only if the Company pays the interest due on the Debentures that are not tendered. The interest includes four semi-annual interest installments (interest from approximately April 15, 1994 to April 15, 1996) plus the semi-annual interest installment due October 15, 1996 (interest from approximately April 15, 1996 to October 15, 1996) plus interest on defaulted interest payments accrued or accruing and unpaid to the date that the interest is paid (the "Interest Payment Date"). At November 15, 1996, the aggregate interest due will be approximately $1.72 million.


         Debentures that are accepted in the Exchange will become the property of the Company, along with all rights or claims thereunder, and a Debentureholder who surrenders a Debenture will immediately become the holder of a right to receive the Exchange Consideration. Assuming that 100% of the principal amount of Debentures are exchanged, the Company will require a maximum of $5,532,040 to pay the cash portion of the Exchange Consideration.


         At May 31, 1996, the Company had approximately $4.4 million in short-term cash equivalent investments. The Company estimates that $3.1 million would be sufficient to exchange approximately 30% of the outstanding principal amount of the Debentures and pay interest due on the 70% Debentures remaining. The Company also anticipates utilizing one or more of the following potential sources of cash to provide funds for its additional cash needs if more than that percentage of the Debentures are tendered for exchange.

         - The Company's freestanding hospital facility in Jacksonville, Florida is under a contract for sale, and the transaction is scheduled to be completed during the second quarter of fiscal 1997. The sale proceeds are expected to be $1.3 million.


         - In March 1995, a jury awarded the Company approximately $2.7 million, plus interest, in damages in its lawsuit against RehabCare Corporation. The defendant has posted a bond for the amount of the award and has filed an appeal of the judgment. The Company is unable to predict whether this judgment will be sustained and, if sustained, when such proceeds might be realized.


         - The Company has received a firm commitment from a mutual fund to purchase directly from the Company in a private placement at least $5.0 million of face amount of 15% fully secured promissory notes due no earlier than 15 months from the date of issue, such commitment to remain open until at least August 1997.

         - In connection with the sale of a hospital facility in the first quarter of fiscal 1997, the Company took back a note on the property with provisions that allow the buyer a discount if the note is redeemed in the first six months. In the event the buyer exercises this option, the proceeds to the Company would be $1.55 million; however, no assurance can be made when such proceeds might be received.

         These potential needs for and sources of additional cash are subject to variation due to business and economic influences outside the Company's control. There can be no assurance that during fiscal 1997 the Company will complete the transactions required to fund its working capital deficit. Further, the rescission of acceleration will not occur until after the Exchange has been funded fully.


SUMMARY COMPARISON OF TERMS OF DEBENTURES AND EXCHANGE CONSIDERATION


                THE DEBENTURES                    EXCHANGE CONSIDERATION
                --------------                    ----------------------
PRINCIPAL       While the Debentures are          The Exchange Consideration
                accelerated, $1,000 of            includes, as principal, for
                principal and interest accrued    each $1,000 in principal
                on the principal to the date      amount exchanged, $500 in cash
                of payment is payable, along      plus 16 shares of Common
                with interest on unpaid           Stock. As of October 1,
                interest to the extent lawful     1996, the reported closing
                is due and payable in cash.       price of the Common Stock on
                See "Interest" below. If the      the NYSE was $12 7/8. The
                acceleration is rescinded, the    rights of holders of Common
                principal amount will be due      Stock are junior to the rights
                in full April 15, 2010,           of Debentureholders and all
                subject to earlier redemption     other creditors. See "Ranking"
                in the Company's discretion.      below.
                No sinking fund payments will
                be due. See "The Proposals--
                Proposal No. 4."

INTEREST           Interest accrues at the       The Exchange
                   rate of 7 1/2% per annum      Consideration includes,
                   calculated on a 30-day        as interest, for each
                   month and 360 day year        $1,000 in principal
                   basis. Interest has not       amount exchanged, $80 in
                   been paid since the           cash plus eight (8)
                   payment that was made on      shares of Common Stock.
                   April 15, 1994 on the         No additional payment of
                   Debentures. Four              Exchange Consideration
                   semi-annual interest          will be due on account of
                   installments are in           interest accruing or
                   arrears (October 1994,        accrued or any other
                   April 1995, October 1995      claim under such
                   and April 1996), and a        Debentures. As of
                   semi-annual interest          October 1, 1996, the
                   installment is due            reported closing price of
                   October 15, 1996.             the Common Stock on the
                   Debentures earn interest      NYSE was $12 7/8.
                   on default interest at 7
                   1/2% per annum, to the
                   extent permitted by law.
                   Approximately $208.98 of
                   interest in the aggregate
                   will have accrued on each
                   $1,000 face value to
                   November 15, 1996. If the
                   acceleration is to be
                   rescinded, the interest
                   required to be paid prior
                   to rescission of
                   acceleration includes all
                   accrued interest except
                   interest accruing on the
                   principal amount from and
                   after October 15, 1996.


MATURITY           While the Debentures are      Upon the Exchange being
                   accelerated, all              completed, the tendering
                   principal and interest is     Debentureholders will
                   due and payable               receive Exchange
                   immediately. If the           Consideration, and the
                   acceleration is               Debentures tendered and
                   rescinded, the principal      exchanged will be
                   amount will mature on         cancelled. Completion of
                   April 15, 2010, subject       the Exchange Offer is
                   to optional redemption at     subject to a high degree
                   100.00% of face amount,       of risk. See "Special
                   and also subject to           Risk Factors."
                   acceleration in the event
                   of notice by the Trustee
                   or at least 25% in
                   principal amount of
                   Debentures following the
                   existence and
                   continuation of an Event
                   of Default. The Company
                   elected to subtract from
                   the Company's sinking
                   fund obligations the
                   $36,460,000 principal
                   amount of Debentures
                   converted by
                   Debentureholders in March
                   1991 and previously
                   cancelled, effectively
                   removing the sinking fund
                   redemption obligation.
                   See "the
                   Proposals--Proposal No.
                   4."

CONVERSION         Each $1,000 in principal      See "Principal" above.
OR EXCHANGE        amount is convertible
                   into 4
                   whole Common shares (and
                   a Debentureholder will
                   not be entitled to
                   convert a Debenture in a
                   principal amount less
                   than $1,000) at the
                   current conversion price
                   of $248.57 per share. The
                   conversion price is
                   subject to adjustment to
                   prevent dilution in
                   certain events. The
                   conversion price
                   adjustments are made
                   generally whenever shares
                   are sold by the Company
                   at a price below the
                   average closing price on
                   the NYSE during a
                   specified period. See
                   "Additional Risk
                   Factors-- Conversion
                   Price Far Above Share
                   Prices." See the "Notice
                   of Conversion Price
                   Adjustment" attached as
                   Exhibit 99.18 hereto.


RANKING            Unsecured general             Payments received in the
                   obligations of the            Exchange Offer by
                   Company subordinate to        Debentureholders may be
                   all existing and future       subject to claims of
                   Senior Debt of the            Senior Debt holders or
                   Company (as defined).         other creditors, and, if
                   Secured Senior Debt           competing creditors
                   totalled approximately        prevail in asserting
                   $2.0 million at August        their claims, the
                   31, 1996.                     Exchange Consideration
                                                 may be forfeitable. See
                                                 "Priorities of Securities
                                                 and Other Considerations
                                                 Relating to Any Future
                                                 Bankruptcy of the
                                                 Company." Shares of
                                                 Common Stock received in
                                                 the Exchange constitute
                                                 "equity" securities,
                                                 which by their nature are
                                                 subordinate to all
                                                 indebtedness of the
                                                 Company.


REDEMPTION         Redeemable at any time in     No redemption.
AT OPTION OF       whole or in part at the
THE                option of the Company at
COMPANY            the principal amount,
                   together with accrued
                   interest.

NO FAIRNESS OPINION

         The Company has not advised Debentureholders to exchange or to refrain from exchanging Debentures because, among other reasons, the Company has not obtained a fairness opinion concerning the Exchange Offer from any investment banking firm or an appraisal or any other investigation of the consequences of an Exchange.

                            DESCRIPTION OF DEBENTURES

         $46,000,000 principal amount, at a price of 100% of face amount plus accrued interest, of the Company's 7 1/2% Convertible Subordinated Debentures Due April 15, 2010 (the "Debentures") were issued under an Indenture dated as of April 15, 1985 (the "Indenture") between the Company and Bank of America National Trust and Savings Association, as trustee (the "Trustee"). In March 1991, over $36 million in principal amount of Debentures were converted by their holders into shares of the Company's common stock, as then classified. As of the date hereof, $9,538,000 in principal amount remained outstanding.

         The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "1939 Act") as in effect on the date of the Indenture. The Debentures are subject to all such terms, and persons interested in those terms are referred to the Indenture and the 1939 Act for a statement thereof. This summary makes use of certain terms defined in the Indenture or the 1939 Act and does not purport to be complete, and is qualified in its entirety by references to the Indenture and the 1939 Act. All references to "Section," "Article" or "Paragraph" in this section refer to the applicable Section or Article of the Indenture or the applicable Paragraph in the form of Debenture included in the Indenture, as the case may be.

GENERAL

         The Debentures represent general unsecured obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Debentures." The Debentures are convertible into the Company's Common Stock as described under "Conversion of Debentures." The Debentures are issued in fully registered form only in denominations of $1,000 or any whole multiple thereof, and will mature on April 15, 2010. The Debentures are traded in the over-the-counter market. Such trading is sporadic.

         The Company pays interest on the Debentures at the rate of 7 1/2% per annum to the persons who are registered holders of Debentures at the close of business on the April 1 or October 1 next preceding the interest payment date. Interest is payable semiannually on April 15 and October 15 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. The Company may pay principal and interest by its check and may mail interest checks to a holder's registered address. Principal and premium, if any, will be payable, and the Debentures may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Trustee. The Trustee's office for this purpose is 180 E. Fifth Street, Suite 200, St. Paul, Minnesota 55101.

CONVERSION OF DEBENTURES

         The holder of any Debenture will be entitled at any time prior to the close of business on April 15, 2010, subject to prior redemption, to convert the Debentures or portions thereof which are $1,000 or whole multiples thereof, at the principal amount thereof, into shares of Common Stock of the Company, at the adjusted conversion price of $248.57 per share, subject to further adjustment as described below. On each semi-annual interest payment date, interest will be paid to the registered holder as of the record date for payment. Debentures that are surrendered for conversion after the record date for the payment of interest would receive the interest payable (Paragraph 2). No other payment or adjustment will be made on conversion of any Debenture for interest accrued thereon or dividends on any Common Stock issued (Section 10.02). The Company will not issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion (Section 10.03 and Paragraph 8). In the case of Debentures called for redemption, conversion rights will expire at the close of business the fifth business day prior to the redemption date (Section 3.03 and Paragraph 8).

         The conversion price, which, as adjusted, was $248.57 per share as of May 31, 1996, is subject to adjustment as set forth in the Indenture in certain events, including: the issuance of stock of the Company as a dividend or distribution on the Common Stock; subdivisions and combinations of the Common Stock; the issuance of stock of the Company upon certain reclassifications of its Common Stock; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for Common Stock at less than the current market price (as defined); the distribution to all holders of Common Stock of debt securities or assets of the Company or rights or warrants to purchase assets or securities of the Company (excluding cash dividends or distributions paid out of current or retained earnings); the issuance of shares of Common Stock (with certain exceptions) for less consideration than the current market price; and the issuance of securities convertible into or exchangeable for shares of Common Stock (other than pursuant to transactions described above and with certain exceptions) for a consideration per share of Common Stock deliverable on such conversion or exchange that is less than the current market price (as defined) of the Common Stock. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the price then in effect; but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for rights to purchase Common Stock pursuant to a Company dividend or interest reinvestment plan. In addition, no adjustment need be made if holders of Debentures are to participate in such transactions on a basis and with notice that has been determined to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. The Company may at any time reduce the conversion price by any amount, provided that any such reduction must be effective for a minimum period of 15 days. In March 1991, the Company temporarily reduced the conversion price pursuant to such provision. If the Company consolidates or merges into or transfers or leases all or substantially all of its assets to any person, the Debentures will become convertible into the kind and amount of securities, cash or other assets which the holders of the Debentures would have owned immediately after the transaction if the holders had converted the Debentures immediately before the effective date of the transaction (Sections 10.06-10.18).

         If the Company makes a distribution resulting in an adjustment to the conversion price and such adjustment is considered to result in an increase in the proportionate interests of the holders of the Debentures in the assets or earnings and profits of the Company, holders of the Debentures may be viewed as receiving a "deemed distribution" that is taxable as a dividend under Sections 301 and 305 of the Code (as it exists on the date thereof).

OPTIONAL REDEMPTION

         The Company may, at its option, redeem all or part of the Debentures, on at least 15 days' but not more than 60 days' notice to each holder of Debentures to be redeemed at the holder's registered address, at the redemption price (expressed as a percentage of principal amount) of 100%, plus accrued interest to the redemption date.

SINKING FUND

         Subject to certain conditions, the Company is required to redeem, through operation of a sinking fund, 5% of the aggregate principal amount of Debentures on April 15, 1996, and on each April 15 thereafter through April 15, 2009, at a redemption price of 100% of principal amount thereof, plus accrued interest to the redemption date. Such sinking fund payments are calculated to retire 70% of the Debentures prior to maturity. Provided, however, the Company may reduce the principal amount of Debentures to be redeemed by subtracting 100% of the principal amount of any Debentures that holders of the Debentures have converted on or before such April 15 or any Debentures that the Company has delivered to the Trustee for cancellation or that the Company has redeemed other than through operation of the sinking fund on or before such April 15. Approximately $36 million in principal amount of Debentures was converted by Debentureholders in 1991, which the Company has elected to utilize to extinguish the sinking fund obligations at April 15, 1996 and in all subsequent years (Paragraph 6). See "The Proposals--Proposal No. 4."

SUBORDINATION OF DEBENTURES

         The payment of the principal of, premium, if any, and interest on the Debentures is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, as defined in the Indenture, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Upon (i) the maturity of Senior Debt, including by acceleration or otherwise, or (ii) any distribution of the assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, the holders of Senior Debt will be entitled to receive payment in full before the holders of Debentures are entitled to receive any payment (Sections 11.03-11.04).

         "Senior Debt" means all defined Debt (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), unless the instrument governing such Debt expressly provides that such Debt is not senior or superior in right of payment to the Debentures. Provided also that Senior Debt shall not include any defined Debt of the Company to any of its subsidiaries (Section 11.02). The principal amount of Senior Debt at August 31, 1996 was estimated at $2.1 million.

         "Debt" means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing obligations of the Company as lessee under leases of real or personal property, or representing the deferred and unpaid balance of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of the Company prepared on a consolidated basis in accordance with generally accepted accounting principles (Section 11.02).

         In addition, the claims of third parties to the assets of the Company's subsidiaries incurring such obligations will be superior to those of the Company as a stockholder, and, therefore the Debentures may be deemed to be effectively subordinated to the claims of such third parties. Certain substantial operations of the Company are conducted through such subsidiaries, and the Debentures are effectively subordinated to repayment of the Company's liabilities arising from those operations.

         The Indenture does not limit the amount of additional indebtedness, including Senior Debt, which the Company or any subsidiary can create, incur, assume or guarantee.

         As a result of these subordination provisions, in the event of insolvency, holders of the Debentures may recover less ratably than other creditors of the Company or its subsidiaries.

EVENTS OF DEFAULT AND REMEDIES

         An Event of Default is: default for 30 days in payment of interest on the Debentures; default in payment when due of principal and premium, if any, on the Debentures; failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Debentures; and certain events of bankruptcy or insolvency (Section 6.01).

         If any Event of Default occurs and is continuing, the Trustee, or the holders of at least 25% in the principal amount of the Debentures then outstanding can give notice to the Company and the Trustee in order to accelerate and to declare all the Debentures to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, and subject to applicable law, all outstanding Debentures become due and payable without further action or notice (Section 6.02).

         If an Event of Default occurs and is continuing, the Trustee may pursue any remedy available at law or in equity to collect the payment of principal or interest on the Debentures or to enforce the performance of any provision of the Indenture or the Debentures. A delay or omission by the Trustee or any Debentureholder in exercising any right or remedy shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default (Section 6.03).

         Holders of the Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. A holder of Debentures may enforce a remedy with respect to the Indenture or the Debentures only if the Trustee gives notice of a continuing Event of Default, the holders of at least 25% in principal amount of then outstanding Debentures make a request to the Trustee to pursue the remedy, such holders offer to the Trustee an indemnity satisfactory to the Trustee against loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and during such 60-day period the holders of a majority in principal amount of then outstanding Debentures do not give the Trustee a direction inconsistent with the request (Section 6.06). Subject to certain limitations, holders of a majority in principal amount of the then outstanding Debentures may direct the Trustee regarding the time, method and place of exercising any trust or power conferred on it (Section 6.05).

         The Trustee is required, within 90 days after the occurrence of any Event of Default which is known to the Trustee and continuing, to give the holders of the Debentures notice of such Event of Default. The Trustee may withhold from holders of the Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest (Section 7.05). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default (Section 4.03).

MERGER, CONSOLIDATION, OR SALE OF ASSETS

         The Company may not consolidate or merge into, or transfer all or substantially all of its assets to, another corporation, person or entity unless
(i) the successor is a United States corporation, (ii) it assumes all of the obligations of the Company under the Debentures and the Indenture, and (iii) after such transaction no Event of Default exists (Article 5).

AMENDMENT, SUPPLEMENT AND WAIVER

         Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented with the consent of the holders of at least two-thirds in principal amount of such then outstanding Debentures, and any existing default or non-compliance with any provision may be waived with the consent of the holders of at least two-thirds in principal amount of the then outstanding Debentures (Sections 9.02 and 6.04). Without the consent of any holder of the Debentures, the Company and the Trustee may amend or supplement the Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of the Company's obligations to holders of the Debentures in the case of a merger or acquisition, or to make any change that does not adversely affect the rights of any holder of the Debentures (Section
9.01 and Paragraph 12). Without the consent of each Debentureholder affected, the Company may not reduce the principal amount of Debentures, the holders of which must consent to in order to amend the Indenture; reduce the rate or change the interest payment time of any Debenture; reduce the principal of or change the fixed maturity of any Debenture; make any Debenture payable in money other than that stated in the Debenture, i.e., U.S. dollars; make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Debentures or rights of holders to receive payment of principal or interest; or make any change that adversely affects conversion rights or adversely affects Debentureholders under the Indenture's and the Debenture's subordination provisions (Section 9.02).

TRANSFER AND EXCHANGE

         A holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Debenture selected for redemption. Also, the Registrar is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed (Section 2.06 and Paragraph 10).

         The registered holder of a Debenture may be treated as the owner of the Debenture for all purposes.

CONCERNING THE TRUSTEE

         The Trustee acts as Debenture Conversion Agent, Paying Agent and Registrar (Section 12.10).

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign (Article 7).

         The holders of a majority in principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debentures, unless they shall have offered to the Trustee security and indemnity satisfactory to it (Section 7.01).

                           INCORPORATION BY REFERENCE



         PROVIDED HEREWITH, FOR THE PURPOSE OF PROVIDING DEBENTUREHOLDERS WITH SUBSTANTIALLY THE FINANCIAL INFORMATION THAT ITEM 13 OF SCHEDULE 14A UNDER THE SECURITIES EXCHANGE ACT IDENTIFIES, ARE THE COMPANY'S SCHEDULE 13E-4, AS AMENDED, INCLUDING THE OFFERING CIRCULAR THAT COMPRISES A PORTION THEREOF, AS FILED WITH THE COMMISSION ON OR ABOUT OCTOBER 4, 1996, AND CERTAIN PORTIONS OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDED IN THE COMPANY'S 1996 ANNUAL REPORT TO STOCKHOLDERS, RELATED TO THE FISCAL YEAR ENDED MAY 31, 1996. REGARDING THE COMPANY'S FORM 10-K, ONLY THE RESPECTIVE AUDITORS' REPORTS, FINANCIAL STATEMENTS AND THE NOTES THERETO, OTHER SELECTED FINANCIAL INFORMATION, THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND ALL OF THE INFORMATION IN, OR REFERRED TO IN, RISK FACTORS, ARE INCORPORATED HEREIN BY THIS REFERENCE.



         MANAGEMENT REQUESTS A CONSENT FOR PROPOSALS NO. 1, 2, 3 AND 4.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     Kerri Ruppert
                                     Senior Vice President,

                                     Secretary/Treasurer and
                                     Chief Financial Officer

October 8, 1996


Corona del Mar, California

                             [FORM OF FRONT OF CARD]

                         COMPREHENSIVE CARE CORPORATION

                                     CONSENT

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMPREHENSIVE CARE CORPORATION (the "Company"). The Board of Directors of Comprehensive Care Corporation RECOMMENDS CONSENT on every proposal.

Debentureholders are urged to mark, sign, date and mail promptly this Consent Card in the envelope provided. Consents must be received at the address of the Trustee by 5:00 p.m. St. Paul , Minnesota time, on or before October 30, 1996, unless the deadline is extended without further notice. If not otherwise terminated, the Consent Solicitation Period terminates 60 days after the earliest-dated Consent.

THIS CONSENT CARD IS INTENDED TO OBTAIN CONSENT; AND THIS CARD SHALL BE DEEMED TO INDICATE A CONSENT TO EACH PROPOSAL IF NOT INDICATED TO THE CONTRARY AS TO EACH PROPOSAL.

EACH CONSENT MUST BE SIGNED AND DATED.

Sign exactly as addressed to you. Joint owners should each sign. If signing as executor, administrator, attorney, trustee, or guardian, give title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person. Please do not forget to sign and date this Consent Card.

Please return this Consent Card promptly, using the enclosed envelope. No postage is required if mailed in the United States of America.

                             [FORM OF BACK OF CARD]
PLEASE SIGN, DATE AND INDICATE APPROVAL BELOW.

PROPOSAL 1:                   / / APPROVE / / DISAPPROVE / / ABSTAIN

Proposal 1.   To consent to rescind the acceleration, and hereby to notify First
              Trust of California, National Association, successor to Bank of
              America National Trust and Savings Association (the "Trustee"), pursuant to Section 6.02 of the Indenture dated April 25, 1985
              (the "Indenture") between the Company and the Trustee, of a rescission of the acceleration of all principal and interest due under the Company's 7 1/2% Convertible Subordinated Debentures Due
              April 15, 2010 (the "Debentures").

PROPOSAL 2:                  / / APPROVE / / DISAPPROVE / / ABSTAIN

Proposal 2.   To consent to waive, and hereby to waive and to notify the Trustee of a waiver of, any other Events of Default and any other defaults
              (known or unknown) under the Debentures (other than any nonpayment of principal and interest due) that exist at the time, if any, when the Company's consummation of the Exchange and the rescission of the Acceleration results in termination of the Consent
              Solicitation Period.

PROPOSAL 3:                 / / APPROVE / / DISAPPROVE / / ABSTAIN

Proposal 3.   To consent to instructions, and hereby to instruct the Trustee, not to pursue any remedy under the Debentures or the Indenture upon anything less than future directions given by a majority in outstanding principal amount of Debentures during the Consent
              Solicitation Period and a period of up to 30 calendar days thereafter pending rescission of acceleration and competition of the Exchange.

PROPOSAL 4:                 / / APPROVE / / DISAPPROVE / / ABSTAIN

Proposal 4.   To consent to the waiver of notice provisions required under the
              Indenture requiring notice from the Company with respect to the Company's cancellation of a sinking fund payment obligation and to waive any claim to receive the sinking fund installment payment that purportedly was due April 15, 1996.


SIGNATURE(S)

_______________________________
           Signature
_______________________________
Signature (if held jointly)
Title or authority (if applicable)

Date: ______________________, 1996

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMENDS A CONSENT TO "APPROVE" EACH OF PROPOSALS NO. 1, NO. 2, NO. 3 AND NO. 4 IN ORDER TO FACILITATE RESCISSION OF ACCELERATION OF THE DEBENTURES. THIS CONSENT CARD WILL BE COUNTED AS YOU DIRECT; IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE DEEMED TO INDICATE CONSENT TO "APPROVE" EACH OF THE FOREGOING PROPOSALS.

                                  EXHIBIT INDEX

Exhibit No.      Description

23.3         Consent of Ernst & Young LLP

23.4         Consent of Arthur Andersen LLP

99.11 Notices of Default to the Debentureholders from the Trustee dated November 22, 1994; February 13, 1995; May 23, 1995; November 24, 1995; and June 10, 1996.

99.12        Form of Notice to Debentureholders of Interest Payment Record Date.

99.13 Form of Cover Letter describing Proposals to accompany Debenture Exchange Offer.

99.15        Script for explanation of the Debenture Exchange Offer.

99.18        Notice to Debentureholders of Conversion Price Adjustment.

99.20        Letter Agreement dated March 3, 1995 between the Company and Mr.
             Jay H. Lustig, individually and as representative of Participating Securityholders.

99.21 Letter dated March 21, 1996 from Mr. Jay H. Lustig to Mr. Marvin Feigenbaum, a director of the Company.

99.22        Letter dated March 1, 1996 from the Trustee to the Company.

99.23        Letters dated March 27, 1996 from the Company to the Trustee.

99.24 No-Action Letters regarding the Section 3(a)(9) exemption under the Securities Act of 1933 for an exchange of securities.

99.25        Mutual Fund's Firm Commitment dated August 8, 1996.

99.27 The Company's Schedule 13E-4, as amended, originally filed with the Securities and Exchange Commission on September 14, 1995 (the "Exchange Offer Statement"), incorporated herein by this reference.